As filed with the Securities and Exchange Commission on July 3, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The PMI Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

6351

(Primary Standard Industrial Classification Code Number)

94-3199675

(I.R.S. Employer Identification No.)

3003 Oak Road

Walnut Creek, California 94597-2098

(925) 658-7878

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Victor J. Bacigalupi, Esq.

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

The PMI Group, Inc.

3003 Oak Road

Walnut Creek, California 94597-2098

(925) 658-7878

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John L. Savva, Esq. Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303 (650) 461-5600	Peter R. Douglas, Esq. Michael Kaplan, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(1)
2.50% Senior Convertible Debentures due 2021	$359,986,000	100%	$358,726,049	$38,383.69
Common Stock, par value $0.01 per share (3)	(1)	(1)	(1)	(1)

(1)	Includes up to 8,152,779 shares (plus such indeterminate number of shares of common stock as may be issued pursuant to anti-dilution and similar adjustments) upon conversion of 2.50% Senior Convertible Debentures due 2021 registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) under the Securities Act.
(2)	Estimated pursuant to Rule 457(f) under the Securities Act solely for the purpose of calculating the registration fee. These amounts reflect a reduction for an exchange fee of $3.50 for each $1,000 in face value of the 2.50% Senior Convertible Debentures due 2021.
(3)	This registration statement also relates to rights to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock (the “Rights”), which are attached to all shares of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferable along with and only with the Common Stock. The value attributable to the Rights, if any, is reflected in the value of the Common Stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 3, 2006

Prospectus

The PMI Group, Inc.

OFFER TO EXCHANGE

a new series of 2.50% Senior Convertible Debentures due 2021 and an Exchange Fee for all our outstanding 2.50% Senior Convertible Debentures due 2021

Subject to the Terms and Conditions described in this Prospectus

The Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, a new series of 2.50% Senior Convertible Debentures due 2021 and an exchange fee for all of our 2.50% Senior Convertible Debentures due 2021. We refer to this offer as the “exchange offer”. We refer to our existing 2.50% Senior Convertible Debentures due 2021 as the “Old Securities” and to the new series of 2.50% Senior Convertible Debentures due 2021 issued in exchange for the Old Securities in the exchange offer as the “New Securities”. The CUSIP numbers of the Old Securities are 69344M AC 5 and 69344M AE 1 and the CUSIP number of the New Securities is 69344M             .

•	Upon our completion of the exchange offer, each $1,000 principal amount of Old Securities that are validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of New Securities and an exchange fee of $3.50.

•	Tenders of Old Securities may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue up to $359,986,000 aggregate principal amount of New Securities in exchange for any and all Old Securities that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	As explained more fully in this prospectus, the exchange offer is subject to customary conditions, which we may waive.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, which date we refer to as the expiration date, unless extended.

The New Securities

•	Comparison: The terms of the New Securities differ from the terms of the outstanding Old Securities in the following ways:

— The New Securities are convertible into cash and, if applicable, shares of our common stock, at an initial conversion rate equal to 22.648 shares of our common stock, subject to adjustment under the circumstances and during the periods described herein;

— The purchase price of any New Securities that a holder may require us to repurchase on July 15, 2008, 2011 and 2016 or in connection with a change of control must be satisfied in cash; and

— In the event of certain mergers and consolidations in which holders of our common stock may elect the form of consideration, holders of the New Securities may determine the form of consideration into which all of the New Securities, treated as a single class, will be convertible (subject to net share settlement), subject to certain limitations as described in this prospectus.

•	Maturity: The New Securities will mature on July 15, 2021.

•	Interest Payments: The New Securities will bear interest at a rate of 2.50% per annum beginning on July 15, 2006. We will pay interest on the New Securities on January 15 and July 15 of each year, beginning January 15, 2007. We will also pay contingent interest for specified semi-annual periods commencing on July 15, 2008, 2011 or 2016 if the sale price of our common stock over a specified number of trading days is less than 60% of the conversion price of the New Securities then in effect.

•	Ranking: The New Securities will be senior unsecured obligations of The PMI Group, Inc. and will rank equal in right of payment with all our existing and future senior unsecured indebtedness.

•	Optional Redemption: We may redeem the New Securities for cash, at our option at any time at a redemption price equal to the principal amount of the New Securities redeemed plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the redemption date.

•	Repurchase at Option of Holders: Holders may require us to purchase for cash all or a portion of their New Securities on July 15, 2008, 2011 and 2016 or, subject to specified exceptions, upon a change of control event.

SEE “ RISK FACTORS” BEGINNING ON PAGE 15 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER WITH RESPECT TO THE EXCHANGE OFFER.

None of our Board of Directors, The PMI Group, Inc., the exchange agent, the information agent, the dealer manager or any other person is making any recommendation as to whether you should choose to exchange your Old Securities for New Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC

Dealer Manager

            , 2006

Limitation on Ownership of our Voting Securities

The PMI Group, Inc. owns, or is affiliated with, insurance companies domiciled in Arizona, New York and Wisconsin. Under Arizona and Wisconsin law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of its insurance subsidiaries or affiliated companies unless applicable regulatory requirements, which may include the requirement to file applications with, or obtain approvals from, the relevant insurance departments, are satisfied. With respect to Arizona, the ownership of 10% or more of voting securities is presumed to confer control unless a disclaimer of control is filed with the appropriate insurance department and is not disallowed. The applicable provisions of Arizona law define voting securities to include securities convertible into or otherwise representing the right to acquire securities with the right to vote. Under Wisconsin law, ownership of more than 10% of voting securities raises a rebuttable presumption of control. Pursuant to Wisconsin law, voting securities include securities convertible into or evidencing the right to acquire securities with the right to vote. Under New York law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of Financial Guaranty Insurance Company, an insurance company domiciled in New York with which The PMI Group, Inc. is affiliated, unless applicable regulatory requirements, which may include the requirement to file an application with and obtain approval from, the New York superintendent of insurance, are satisfied. For this purpose, the ownership of 10% or more of The PMI Group, Inc.’s voting securities is presumed to confer control unless the New York superintendent determines, upon application, that control does not exist. Under New York law, voting securities include securities convertible into or otherwise representing the right to acquire securities with the right to vote. For purposes of these state statutes and regulations, direct or indirect ownership of those insurance subsidiaries or affiliated companies by entities under common control may be aggregated. Accordingly, any investor that may through its ownership, and the ownership of affiliates or other third parties whose holdings are required to be aggregated with those of such investor, of common stock, The PMI Group, Inc.’s existing or new 2.5% convertible notes and equity units and/or other securities that are considered to be voting securities be deemed to own 10% of The PMI Group, Inc.’s common stock, should consult with its legal advisors to ensure that it complies with applicable requirements of Arizona, New York and Wisconsin law.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the dealer manager has not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus only. Our business, prospects and consolidated financial condition and results of operations may have changed since that date. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge to securityholders upon written or oral request to The PMI Group, Inc., Vice President, Investor Relations, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878. In order for you to receive timely delivery of the documents before the expiration date of the exchange offer, you must request the information no later than                      , 2006.

Information contained on our web site does not constitute part of this prospectus.

The PMI Group, Inc., our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

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SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

The PMI Group, Inc.

The PMI Group, Inc., or The PMI Group, is a global provider of credit enhancement products that promote homeownership and the provision of services essential to the building of strong communities. Our business includes:

•	U.S. Mortgage Insurance Operations. We offer mortgage insurance products in the United States that enable borrowers to buy homes with low down-payment mortgages. Our primary operating subsidiary, PMI Mortgage Insurance Co., including its affiliated U.S. mortgage insurance and reinsurance companies, collectively referred to as PMI, is a leading U.S. residential mortgage insurer. PMI owns 50% of CMG Mortgage Insurance Company, which offers mortgage insurance for loans originated by credit unions. PMI’s insurer financial strength is currently rated “AA” by Standard & Poor’s, or S&P, “AA+” by Fitch Ratings, or Fitch, and “Aa2” by Moody’s Investors Service, or Moody’s.

•	International Operations. We offer mortgage insurance and other credit enhancement products in Australia, New Zealand, Europe and Hong Kong. Through our Australian subsidiaries, we are one of the leading providers of mortgage insurance in Australia and New Zealand. Our European subsidiary, headquartered in Dublin, Ireland, offers mortgage insurance and mortgage credit enhancement products throughout Europe. We also reinsure residential mortgage insurance in Hong Kong. Our main Australian and European subsidiaries are both rated “AA” by S&P and Fitch. These Australian and European subsidiaries are also rated “Aa2” and “Aa3,” respectively, by Moody’s.

•	Financial Guaranty. We are the lead investor in FGIC Corporation, whose subsidiary, Financial Guaranty Insurance Company, collectively referred to as FGIC, provides financial guaranty insurance for public finance, structured finance and international obligations. FGIC is rated “AAA” by S&P and Fitch, and “Aaa” by Moody’s. We also have a significant interest in RAM Reinsurance Company, Ltd., or RAM Re, a financial guaranty reinsurance company based in Bermuda. RAM Re is rated “AAA” by S&P” and “Aa3” by Moody’s.

Our consolidated net income was $409.2 million for the year ended December 31, 2005 and $105.3 million for the three months ended March 31, 2006. As of March 31, 2006, our consolidated total assets were $5.3 billion and our consolidated shareholders’ equity was $3.3 billion.

We were incorporated under the laws of Delaware in 1972, our principal executive offices are located at 3003 Oak Road, Walnut Creek, California 94597-2098, and our telephone number is (925) 658-7878.

The Exchange Offer

Purpose of the Exchange Offer

The purpose of this exchange offer is to change certain of the terms of the Old Securities, including the addition of a net share settlement feature. The net share settlement feature allows us to satisfy our obligation due upon conversion to holders of the New Securities in cash for a portion of the conversion obligation, reducing the share dilution associated with the conversion of the New Securities. This feature also limits the dilutive impact of the New Securities on our diluted earnings per share.

We currently expect that we will redeem the New Securities and any Old Securities that remain outstanding following the exchange offer in the second half of 2006. However, any decision to redeem the New Securities and the Old Securities, and the timing of any such redemption, will depend on a variety of factors, including the trading price of our common stock, our liquidity position, and other opportunities to deploy capital resources. Accordingly, we cannot be sure whether we will redeem the New Securities and Old Securities in the period currently anticipated or at all.

For a more detailed description of these changes, see “Material Differences Between the Old Securities and New Securities”.

The Exchange Offer and Exchange Fee	The PMI Group is offering to exchange $1,000 principal amount of New Securities and an exchange fee of $3.50 for each $1,000 principal of Old Securities accepted for exchange.

Deciding Whether to Participate in the Exchange Offer

Neither we, nor our officers and directors nor the dealer manager, the information agent, the exchange agent or the trustee make any recommendation as to whether you should tender or refrain from tendering all or any portion of your Old Securities in the exchange offer. You must make your own decision whether to tender your Old Securities in the exchange offer and, if so, the aggregate amount of Old Securities to tender. You should read this prospectus and the letter of transmittal and consult with your advisors, if any, to make that decision based on your own financial position and requirements.

Conditions to Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive, including that the registration statement and any post-effective amendment to the registration statement covering the New Securities be effective under the Securities Act of 1933, as amended, or the “Securities Act”. See “The Exchange Offer—Conditions to the Exchange Offer”.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2006, which date we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the exchange offer.

We reserve the right to interpret, modify or amend any of the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which Old Securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Withdrawal of Tenders

You may withdraw a tender of your Old Securities at any time before the exchange offer expires by delivering a written notice of withdrawal to The Bank of New York Trust Company, N.A., the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date. If you change your mind, you may retender your Old Securities by again following the exchange offer procedures before the exchange offer expires.

Procedures for Exchange

In order to exchange Old Securities, you must tender the Old Securities together with a properly completed letter of transmittal and the other agreements and documents described in this prospectus and the letter of transmittal.

If you own Old Securities held through a broker or other third party, or in “street name”, you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the Old Securities on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this prospectus and the letter of transmittal. We will determine in our reasonable discretion whether any Old Securities have been validly tendered.

Old Securities may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender Old Securities through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this prospectus on how to tender your securities.

If we decide for any reason not to accept any Old Securities for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Please see pages 37 through 44 for instructions on how to exchange your Old Securities.

Guaranteed Delivery Procedures

If you desire to tender your Old Securities and you cannot complete the procedures for book-entry transfer set forth in this prospectus and the letter of transmittal on a timely basis, you may still tender your Old Securities if you comply with the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures”.

Acceptance of Old Securities

We will accept all Old Securities validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the New Securities promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this prospectus and the letter of transmittal. We will accept Old Securities for exchange after the exchange agent has received a timely book-entry confirmation of transfer of Old Securities into the exchange agent’s DTC account and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Accrued Interest on the Old Securities

Interest on the New Securities will accrue from July 15, 2006, the last interest payment date on which interest was paid on the Old Securities. Holders whose Old Securities are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Securities.

Amendment of the Exchange Offer

We reserve the right not to accept any of the Old Securities tendered, and to otherwise interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds

We will not receive any cash proceeds from this exchange offer. Old Securities that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Securities will not result in any cash proceeds to us.

Fees and Expenses of the Exchange Offer	We estimate that the approximate total cost of the exchange offer, including payment of the exchange fee, assuming all of the Old Securities are exchanged for New Securities, will be $2,180,000.

We expect to use our working capital to fund the payment of the exchange fee and other fees and expenses in connection with the exchange offer.

Consequences of Not Exchanging Old Securities

The liquidity and trading market for Old Securities not tendered in the exchange offer could be adversely affected to the extent a significant number of the Old Securities are tendered and accepted in the exchange offer. Holders who do not exchange their Old Securities for New Securities will not receive the exchange fee.

Taxation

The U.S. federal income tax consequences of the exchange of Old Securities for New Securities are not entirely clear. We intend to take the position that the modifications to the Old Securities resulting from the exchange offer will not constitute a significant modification of the Old Securities.

If the exchange of Old Securities for New Securities does not constitute a significant modification of the terms of the Old Securities for U.S. federal income tax purposes, the New Securities will be treated as a continuation of the Old Securities with no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer, apart from the receipt of the exchange fee. Unless an exemption applies, we may withhold at a rate of 30% from the payment of the exchange fee to any Non-U.S. Holder (as defined herein) participating in the exchange offer. If, contrary to our position, the exchange of the Old Securities for the New Securities does constitute a significant modification to the terms of the Old Securities, the U.S. federal income tax consequences to you could materially differ.

Please see “Certain U.S. Federal Income Tax Consequences” beginning on page 66.

Old Securities Not Tendered or Accepted for Exchange

Any Old Securities not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of this exchange offer. If you do not exchange your Old Securities in this exchange offer, or if your Old Securities are not accepted for exchange, you will continue to hold your Old Securities and will be entitled to all the rights and subject to all the limitations applicable to the Old Securities.

Risk Factors

You should carefully consider the matters described under “Risk Factors—Risks Related to the Exchange Offer”, as well as other information set forth or incorporated by reference in this prospectus and in the letter of transmittal.

Dealer Manager	Banc of America Securities LLC is the dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Exchange Agent	The Bank of New York Trust Company, N.A. is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Information Agent	MacKenzie Partners, Inc. is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Material Differences Between the Old Securities and New Securities

The material differences between the Old Securities and New Securities are illustrated in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the documents governing the Old Securities and the New Securities, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the New Securities, see “Description of the New Securities”.

	Old Securities	New Securities
Notes Offered

$359,986,000 aggregate principal amount of Old Securities.

On July 16, 2001, Old Securities representing $300,000,000 aggregate principal amount were issued at a price equal to 100% of the principal amount of each Old Security.

On July 18, 2001, Old Securities representing an additional $60,000,000 aggregate principal amount were issued at a price equal to 100% of the principal amount of each Old Security.

Up to $359,986,000 aggregate principal amount of New Securities.

The initial principal amount of New Securities will equal the principal amount of the Old Securities exchanged for New Securities pursuant to the exchange offer.

	Old Securities	New Securities
Settlement Upon Conversion	Upon conversion of Old Securities, we will deliver a specified number of shares of our common stock (other than cash payments for fractional shares).

Each New Security generally will be convertible into cash and, if applicable, shares of our common stock. The value of the cash and shares to be received upon conversion of each $1,000 principal amount of New Securities is referred to as the “conversion value” and equals the product of (1) the conversion rate in effect and (2) the average of the closing prices of our common stock for the trading days during the cash settlement period, which is the 10 consecutive trading days beginning on the second trading day after the conversion date for those New Securities.

Upon conversion of the New Securities, we will deliver for each $1,000 principal amount of New Securities:

•      an amount in cash, referred to as the “cash amount”, equal to the lesser of (a) the aggregate conversion value of the New Securities to be converted and (b) the aggregate principal amount of the New Securities to be converted; and

•      if the aggregate conversion value of the New Securities to be converted is greater than the cash amount, a number of shares of common stock (the “net shares”) equal to the greater of (x) zero and (y) the sum of, for each day of the cash settlement period described below, the quotient of (A) 10% of the difference between (1) the product of the conversion rate and the closing price of our common stock for such date, and (2) $1,000, divided by (B) the last reported sale price of our common stock for such day.

	Old Securities	New Securities

The “cash settlement period” with respect to any New Securities means the 10 consecutive trading days beginning on the second trading day after the conversion date for those New Securities.

Because the New Securities are to be settled in cash upon conversion, conversion of a substantial amount of such New Securities could require a significant expenditure of cash. If we do not have adequate cash on hand to make any such payments at such time, we intend to finance such payment through additional financings.

Purchase of Securities by The PMI Group at the Option of the Holder

We have the option to satisfy all or a portion of the purchase price of Old Securities that the holders require us to repurchase on July 15, 2008, 2011 and 2016 or upon a change of control event with our common stock (unless we fail to satisfy certain conditions prior to the repurchase date as provided in the indenture). If we elect to pay all or a portion of the purchase price in our common stock, the shares of our common stock will be valued at 97.5% of the average sale price for the 20 trading days ending on the third day prior to the repurchase date.

We must satisfy all of the purchase price of New Securities that the holders require us to repurchase on July 15, 2008, 2011 and 2016 or upon a change of control event in cash.

	Old Securities	New Securities
Conversion Price Adjustments

In the event of certain mergers and consolidations in which holders of our common stock may elect the form of consideration, the Old Securities will be convertible into the form of consideration that holders of the Old Securities would have received had the Old Securities been converted immediately prior to the transaction, assuming that the deemed holder of the common stock did not exercise its rights to elect a form of consideration, subject to certain limitations.

In the event of certain mergers and consolidations in which holders of our common stock may elect the form of consideration, holders of the New Securities may determine the form of consideration into which all of the New Securities, treated as a single class, will be convertible (subject to net share settlement), subject to certain limitations. See “Description of the New Securities—Conversion Rights—Conversion Price Adjustments”.

Accounting Treatment

We currently use the “if converted” method of accounting and used this method prior to the adoption of Emerging Issues Task Force (“EITF”) 04-8. EITF 04-8 became effective for all reporting periods ending after December 15, 2004. Prior to the adoption of EITF 04-8, no shares underlying the Old Securities were included in our diluted earnings per share calculations unless the market price contingency relating to the conversion of the Old Securities was reached. However, with the adoption of EITF 04-8, the market price contingent conversion feature is effectively ignored for purposes of calculating our diluted earnings per share, and since the Old Securities provided for the delivery of shares in all cases, we have been accounting for the Old Securities under the “if converted” method (which provides that all shares underlying the Old Securities be included when calculating our diluted earnings per share results).

The terms of the New Securities require us to settle the principal amount of such New Securities in cash and deliver shares only for the differential between the stock price on the date of conversion and the base conversion price (equal to a conversion price of approximately $44.15 per share initially). As such, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share, EITF 90-19 and 04-8, we will be required to use the treasury stock equivalent method to calculate the dilutive impact on earnings per share. Under this method, our diluted shares outstanding will reflect only the shares of common stock issuable to settle the conversion obligation assuming conversion at period-end. Consequently, the New Securities will result in a lower diluted share count and higher diluted earnings per share in the future. The number of additional shares will be determined by the formula set forth in “Description of the New Securities —Conversion Rights”.

For a more detailed description of the accounting treatment, see “The Exchange Offer—Accounting for the Exchange”.

The New Securities

New Securities	Up to $359,986,000 aggregate principal amount of a new series of 2.50% Senior Convertible Debentures due 2021. At maturity, we will pay $1,000 per New Security.

Maturity of New Securities	July 15, 2021.

Ranking

The New Securities will be senior unsecured obligations of The PMI Group and will rank equal in right of payment with all existing and future senior unsecured indebtedness of The PMI Group, including The PMI Group’s 6 3/4% Notes due November 15, 2006, the senior notes due November 15, 2008 forming a part of The PMI Group’s 5 7/8% Hybrid Income Term Security Units and any Old Securities remaining outstanding.

Interest Payment Dates	January 15 and July 15, beginning January 15, 2007.

Interest Rate	2.50% per annum.

Contingent Interest

The interest rate on New Securities will increase to the Reset Rate for any semi-annual period commencing on July 15, 2008, 2011 or 2016, each of which we refer to as a “Reset Rate Determination Date”, if the Trading Price Condition for that semi-annual period is satisfied. The “Trading Price Condition” is satisfied for any semi-annual period if the sale price of our common stock for any 20 out of the last 30 trading days ending five days prior to the first day of such semi-annual period is less than or equal to 60% of the conversion price of New Securities in effect for each of those 20 trading days.

Following an increase to the Reset Rate, the interest rate on New Securities will remain the Reset Rate unless and until the first day of a subsequent semi-annual period for which the Trading Price Condition is not satisfied, at which time the interest rate on New Securities will revert to 2.50% per annum and will remain at such rate unless and until the Trading Price Condition is satisfied for a semi-annual period commencing on a subsequent Reset Rate Determination Date.

If the Reset Rate is in effect for a particular semi-annual period, we will pay a portion of any increase represented by the change to the Reset Rate as cash interest at an annualized rate of 0.35% per annum (0.175% per semi-annual period) and any remaining increase in interest will be added to the principal amount of New Securities (but which will not affect the number of shares of common stock issuable upon conversion of New Securities) and will be accrued and payable at maturity, upon any repurchase at the option of the holder or upon any optional redemption by The PMI Group.

The “Reset Rate” determined as of each Reset Rate Determination Date will be equal to 75% of the rate that would, in the sole judgment of the Reset Rate Agent, result in a trading price of par of a hypothetical issue of senior, nonconvertible, noncontingent, fixed rate debt securities of The PMI Group with:

•	a final maturity comparable to New Securities;

•	an aggregate principal amount equal to the principal amount of New Securities then outstanding; and

•	covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of New Securities, but which are not subject to repurchase by The PMI Group at the option of the holder.

In no case, however, will the Reset Rate ever be greater than 12% or less than 2.85%. In addition, if the Reset Rate Agent has not established the Reset Rate for the applicable semi-annual period, or if the Reset Rate Agent determines in its sole judgment that there is no suitable reference rate from which the Reset Rate may be determined, the Reset Rate for that period will be the Reset Rate most recently determined (except if there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate mutually agreed upon by the Reset Rate Agent and us reflecting current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent determines that there is a suitable reference rate, at which time the Reset Rate Agent shall determine a new Reset Rate.

Conversion Rate

For each New Security surrendered for conversion, if the conditions are satisfied, a holder will receive an amount in cash and, if applicable, shares of our common stock at an initial conversion rate of 22.648 shares of our common stock (which represents a conversion price of approximately $44.15 per share). The conversion rate may be adjusted for certain reasons specified in the indenture, but will not be adjusted for accrued interest, if any. See “Description of the New Securities —Conversion Rights—Conversion Price Adjustments”.

Conversion Rights	Holders may convert their New Securities prior to stated maturity under any of the following circumstances:

•	during any quarterly conversion period if the closing sale price of our common stock for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the conversion price on that thirtieth day;

•	during the five business day period following any 10 consecutive trading day period in which the average of the trading prices (as defined in the prospectus) for a New Security was less than 105%

of the average sale prices (as defined in the prospectus) of our common stock multiplied by the number of shares into which such New Security is then convertible (we refer to this condition as the “trading price condition”);

•	during such period, if any, after the 30th day following the initial issuance of New Securities that the credit rating assigned to the New Securities by both Moody’s and Standard & Poor’s is below Baa3 and BBB-, respectively, or if neither rating agency is rating New Securities;

•	if we have called those New Securities for redemption; or

•	upon the occurrence of specified corporate transactions described under “Description of the New Securities—Conversion Rights”.

The trading price condition with respect to the Old Securities (which is calculated in the same manner as the trading price condition for the New Securities) was satisfied on June 28, 2006. As a result, holders of the Old Securities, subject to the terms and conditions set forth in the Old Securities and the indenture relating to the Old Securities, have the option to convert all or a portion of their Old Securities into shares of our common stock during the period commencing on June 29, 2006 and continuing during the period that the trading price condition continues to be met or the Old Securities otherwise are convertible pursuant to the terms of the indenture relating to the Old Securities. We will make a public announcement if and when the trading price condition is no longer satisfied. Until such a public announcement is made, the Old Securities will be convertible into shares of our common stock, subject to the terms and conditions for such conversion set forth in the Old Securities and the indenture relating to the Old Securities.

If the trading price condition with respect to the Old Securities continues to be satisfied and the Old Securities are convertible into shares of Common Stock on the date of issuance of the New Securities, the New Securities will be convertible into cash and shares of common stock, if any, for the first ten trading days following the date of issuance. Thereafter, whether the New Securities will be convertible will depend on whether the trading price condition, or any other condition to convertibility of the New Securities, is satisfied with respect to the terms of the indenture relating to the New Securities.

New Securities called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

Upon conversion of the New Securities, we will deliver for each $1,000 principal amount of New Securities:

•	an amount in cash, referred to as the “cash amount”, equal to the lesser of (a) the aggregate “conversion value” (as defined below)

of the New Securities to be converted and (b) the aggregate principal amount of the New Securities to be converted; and

•	if the aggregate conversion value of the New Securities to be converted is greater than the cash amount, a number of shares of common stock (the “net shares”) equal to the greater of (x) zero and (y) the sum of, for each day of the cash settlement period described below, the quotient of (A) 10% of the difference between (1) the product of the conversion rate and the closing price of our common stock for such date, and (2) $1,000, divided by (B) the last reported sale price of our common stock for such day.

The “conversion value” means the product of (1) the conversion rate in effect and (2) the average of the closing prices of our common stock for the trading days during the cash settlement period.

The “cash settlement period” with respect to any New Securities means the 10 consecutive trading days beginning on the second trading day after the conversion date for those New Securities.

Upon conversion of a New Security, a holder will not receive any additional payment representing accrued interest. Instead, accrued interest will be deemed paid by the cash and, if applicable, shares of common stock received by the holder upon conversion.

Sinking Fund	None.

Redemption of New Securities at the

Option of The PMI Group

We may redeem some or all of New Securities at any time for a price equal to the principal amount of New Securities plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to such redemption date.

We currently expect that we will redeem the New Securities and any Old Securities that remain outstanding following the exchange offer in the second half of 2006. However, any decision to redeem the New Securities and the Old Securities, and the timing of any such redemption, will depend on a variety of factors, including the trading price of our common stock, our liquidity position, and other opportunities to deploy capital resources. Accordingly, we cannot be sure whether we will redeem the New Securities and Old Securities in the period currently anticipated or at all.

Purchase of New Securities by The PMI

Group at the Option of the Holder

Each holder of New Securities may require us to repurchase all or a portion of their New Securities on July 15, 2008, 2011 and 2016 at a price equal to the principal amount thereof plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the date of purchase. We must satisfy all of the purchase price of New Securities that the holders require us to repurchase in cash.

Change of Control

Upon a change of control of The PMI Group, you may require us, subject to certain conditions, to repurchase all or a portion of your New Securities. We will pay a purchase price in cash equal to the principal amount of such New Securities plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the purchase date.

Events of Default

If there is an event of default on the New Securities, the principal amount of New Securities, plus any accrued and unpaid interest, including contingent interest and additional interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable in specified circumstances described under “Description of the New Securities—Events of Default”.

Form, Denomination and

Registration	The New Securities will be issued in fully registered form and in denominations of $1,000 and whole multiples thereof.

The New Securities will be represented by one or more global New Securities, deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global New Securities will be shown on, and any transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the New Securities—Form, Denomination and Registration”.

Trading	The New Securities are expected to be eligible for trading in the PORTAL market.

Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange and the NYSE Arca under the symbol “PMI”.

RISK FACTORS

You should carefully consider the risks described below with the other information contained or incorporated by reference in this prospectus before exchanging Old Securities for New Securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, consolidated financial condition or results of operations could be materially and adversely affected. In that case the trading prices of the New Securities, the Old Securities and our common stock could decline substantially.

Risks Relating to New Securities

The risks related to investing in the New Securities are substantially similar to the risks involved in the Old Securities, except that we will be required to make a cash payment upon conversion of the New Securities, and, if applicable, shares of our common stock, whereas under the terms of the Old Securities we are required to settle the conversion in shares of our common stock.

An active trading market for New Securities may not develop.

We cannot assure you that an active trading market for the New Securities will develop and, if developed, the liquidity or sustainability of any such market. Moreover, we cannot assure you that you will be able to sell New Securities or, if sold, the price you would receive. Future trading prices of the New Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities. The liquidity of the trading market for the New Securities will depend in part on the level of participation of the holders of Old Securities in the exchange offer. A higher level of participation will result in greater liquidity of the trading market for the New Securities and lesser liquidity of the trading market for the Old Securities that are not tendered in the exchange offer. If an active market for New Securities fails to develop or be sustained, the trading price and liquidity of the New Securities could be materially adversely affected.

We are a holding company with no significant business operations of our own, and as a result, our obligations under the New Securities will be effectively subordinated to the liabilities of our subsidiaries.

We are a holding company and conduct all of our business operations through our subsidiaries. As a result, our obligations, including our payment obligations on the New Securities, depend upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries are not obligated to make funds available to us for payment on the New Securities or otherwise. Our subsidiaries’ ability to make any payments will depend on their earnings, ratings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The New Securities are effectively subordinated to all existing and future indebtedness or other obligations of our subsidiaries, including liabilities to policyholders and to the creditors of our operating subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the New Securities.

We may be unable to repay or repurchase the New Securities or otherwise meet our obligations with respect to the New Securities because of significant restrictions on the abilities of our subsidiaries to pay dividends to us.

At maturity, the entire outstanding principal amount of the New Securities will become due and payable by us. In addition, each holder of the New Securities may require us to repurchase all or a portion of that holder’s New Securities on July 15, 2008, 2011 and 2016. If a “change of control”, as defined in the indenture, of The PMI Group occurs, each holder of the New Securities may also require us to repurchase all or a portion of that holder’s New Securities. At maturity or upon a repurchase request, we may not have sufficient funds to pay the principal amount or repurchase price due. If we do not have sufficient funds on hand or available to it through the declaration and payment of dividends by our subsidiaries, we will need to seek additional financing to obtain the cash due upon maturity or any required repurchase of the New Securities. Additional financing may not be available to us in the amounts necessary. Our ability to meet our obligations to you will depend in large part on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us.

PMI’s ability to pay dividends or make distributions or returns of capital to us is affected by state insurance laws, credit agreements, rating agencies, the discretion of insurance regulatory authorities, the terms of our runoff support agreement with Allstate Insurance Company, or Allstate, and capital support agreements with our subsidiaries. The laws of Arizona, the state of PMI’s domicile for insurance regulatory purposes, provide that PMI may pay out of any available surplus account, without prior approval of the Director of the Arizona Department of Insurance, dividends during any 12-month period not to exceed the lesser of 10% of policyholders’ surplus as of the preceding year end or the last calendar year’s net investment income. To pay dividends in excess of that amount, PMI must obtain the prior approval of the Director. In addition to Arizona, other states may limit or restrict PMI’s ability to pay shareholder dividends. For example, California and New York prohibit mortgage insurers from declaring dividends except from undivided profits remaining above the aggregate of their paid-in capital, paid-in surplus and contingency reserves. Under Arizona law, PMI would be permitted to pay dividends to The PMI Group of $51.1 million in 2006 without prior approval of the Arizona Director of Insurance provided that any such dividends are paid after the first anniversary of PMI’s 2005 dividends, the final installment of which was paid in December 2005. In June 2006, the Arizona Director of Insurance approved an extraordinary dividend of $250 million to be paid by PMI to The PMI Group.

It is possible that Arizona will adopt revised statutory provisions or interpretations of existing statutory provisions that will be more or less restrictive than those described above or will otherwise take actions that may further restrict the ability of PMI to pay dividends or make distributions or returns of capital.

PMI’s ability to pay dividends or make distributions or returns of capital to the PMI Group is also affected by the terms of our runoff support agreement with Allstate and PMI’s capital support agreements. Our runoff support agreement with Allstate prohibits PMI from paying any dividends if, after the payment of the dividend, PMI’s risk-to-capital ratio would equal or exceed 23 to 1. In addition, PMI has entered into capital support agreements with its European and Australian subsidiaries that could require PMI to make additional capital contributions to those subsidiaries in order to maintain their credit ratings. We have guaranteed the performance of PMI’s capital support obligations under those agreements. We may also guarantee the performance of PMI’s capital support obligations under similar agreements that it may enter into in the future. If PMI is required to make additional capital contributions to those subsidiaries, then the funds available for dividends, distributions and returns of capital to us will be reduced.

In addition to our consolidated subsidiaries, we may in the future derive funds from our unconsolidated equity investments, including its investment in FGIC Corporation, which is the parent corporation of Financial Guaranty Insurance Company. FGIC Corporation’s ability to pay dividends is subject to restrictions contained in applicable state insurance laws and regulations, FGIC Corporation’s certificate of incorporation, a stockholder agreement between us and the other investors in FGIC Corporation, and its 6.0% senior notes.

Any future borrowing arrangements or agreements to which we become a party may contain restrictions on, or prohibitions against, The PMI Group’s repayment or repurchase of the New Securities. In the event that the maturity date or redemption request occurs at a time when The PMI Group is prohibited from repaying or repurchasing the New Securities, The PMI Group could attempt to obtain the consent of the lenders under those arrangements to purchase the New Securities or could attempt to refinance the borrowings that contain the restrictions. If The PMI Group does not obtain the necessary consents or refinance these borrowings, it will be unable to repay or repurchase the New Securities.

Insurance laws and regulations, provisions of our certificate of incorporation, our preferred share purchase rights plan and Delaware law may prevent holders of the New Securities and of our common stock from realizing a premium as a result of a change of control of The PMI Group.

The PMI Group is treated as an insurance holding company under the laws of the States of Arizona, New York and Wisconsin, based on its ownership and affiliation with PMI and its other insurance subsidiaries. These laws restrict third parties from acquiring control of The PMI Group without prior approval of the relevant departments of insurance. Control is presumed to exist under Arizona and New York law if a person (or persons whose ownership is required to be aggregated) owns 10% or more, and under Wisconsin law if a person (or persons whose ownership is required to be aggregated) owns more than 10%, of the voting securities of The PMI Group.

In addition, our certificate of incorporation authorizes our Board of Directors to fix the terms of, and issue, preferred stock from time to time without stockholder approval and requires greater than majority approval by stockholders to effect certain actions. We have also adopted a preferred share purchase rights plan and are subject to provisions of Delaware law that could delay business combinations with interested stockholders.

These insurance laws and regulations, our certificate of incorporation, the preferred share purchase rights plan and provisions of Delaware law may deter or prevent acquisitions of The PMI Group even if stockholders or holders of the New Securities would be in favor of such transactions.

You should consider the U.S. federal income tax consequences of owning New Securities.

The U.S. federal income tax consequences of the exchange of Old Securities for New Securities are not entirely clear. We intend to take the position that the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities for U.S. federal income tax purposes, and that the New Securities will be treated as a continuation of the Old Securities and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Among other things, pursuant to those rules, a holder of the New Securities is required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals on the New Securities for non-tax purposes and any contingent interest payments actually received in that year. See “Certain U.S. Federal Income Tax Consequences”.

The New Securities will not contain covenants that would protect you from certain transactions that may adversely affect you, and there is limited protection in the event of a change of control.

The indenture under which the New Securities will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the New Securities upon a change of control is limited to the transactions specified in the definition of a “change of control” under “Description of the New Securities—Repurchase of New Securities at the Option of Holders—Change of Control Put”. Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

Changes in our common stock price, credit ratings or the financial and credit markets could adversely affect the market price of the New Securities.

The market price of the New Securities will be based on a number of factors, including:

•	the market price of our common stock;

•	our and our subsidiaries’ ratings with the major rating agencies; and

•	the overall condition of the financial and credit markets.

The market price of the New Securities will be closely related to the market price of our common stock. In addition, rating agencies continually revise their ratings for companies that they follow, including us. The rating agencies also evaluate the companies in our industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our credit rating or the rating of the New Securities, if any, could have an adverse effect on the market price of the New Securities. The condition of the financial and credit markets have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the New Securities.

Risks Relating to the Exchange Offer

The U.S. federal income tax consequences of the exchange of the Old Securities for the New Securities are not entirely clear.

The U.S. federal income tax consequences of the exchange of Old Securities for New Securities are not entirely clear. We intend to take the position that the modifications to the Old Securities resulting from the exchange offer will not constitute a significant modification of the Old Securities.

If the exchange of Old Securities for New Securities does not constitute a significant modification of the terms of the Old Securities for U.S. federal income tax purposes, the New Securities will be treated as a continuation of the Old Securities with no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer, apart from the receipt of the exchange fee. Unless an exemption applies, we may withhold at a rate of 30% from the payment of the exchange fee to any Non-U.S. Holder (as defined herein) participating in the exchange offer. If, contrary to our position, the exchange of the Old Securities for the New Securities does constitute a significant modification to the terms of the Old Securities, the U.S. federal income tax consequences to you could materially differ. Please see “Certain U.S. Federal Income Tax Consequences” beginning on page 66.

If you do not exchange your Old Securities, the Old Securities you retain may become less liquid as a result of the exchange offer.

If a significant number of Old Securities are exchanged in the exchange offer, the liquidity of the trading market for the Old Securities, if any, after the completion of the exchange offer may be substantially reduced. Any Old Securities exchanged will reduce the aggregate number of Old Securities outstanding. As a result, the Old Securities may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Securities will exist or be maintained and we cannot assure you as to the prices at which the Old Securities may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old Securities in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Securities.

We are not making a recommendation as to whether holders of the Old Securities should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Securities for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. The value of the New Securities received in the exchange offer may not in the future equal or exceed the value of the Old Securities tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Upon conversion, holders of the New Securities will receive the principal return in cash but may not receive any shares of our common stock and, if they receive any shares of our common stock, they will receive fewer shares of our common stock relative to the conversion value of the New Securities than a holder of the Old Securities would receive upon conversion of Old Securities.

We will satisfy our conversion obligation to holders by paying cash and, if applicable, shares of our common stock. Upon conversion of a New Security, holders may not receive any shares of our common stock, and, if they receive any shares of our common stock, they will receive fewer shares of our common stock relative to the conversion value of their New Securities than a holder of the Old Securities would receive upon conversion of Old Securities.

We currently expect that we will redeem the New Securities and any Old Securities that remain outstanding following the exchange offer in the second half of 2006. Holders of New Securities who elect to convert their New Securities prior to their redemption will receive fewer shares of our common stock than if they had elected to retain Old Securities. Any decision to redeem the New Securities and the Old Securities, and the timing of any such redemption, will depend on a variety of factors, including the trading price of our common stock, our liquidity position, and other opportunities to deploy capital resources. Accordingly, we cannot be sure whether we will redeem the New Securities and Old Securities in the period currently anticipated or at all.

Upon conversion of the New Securities, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

The conversion value that you will receive upon conversion of your New Securities is in part determined by the average of the last reported sale prices of our common stock for the ten trading days beginning on the second trading day immediately following the day the New Securities are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your New Securities for conversion, the conversion value you will receive may be adversely affected, and if the price at the end of such period is below the average, the value of the cash and shares delivered may be less than the conversion value.

Risks Relating to Our Business

If the volume of low down-payment home mortgage originations declines or if the number of mortgage loans originated that may be purchased by the GSEs declines, the amount of insurance that PMI writes could decrease, which could result in a decrease of our future revenue.

A decline in the volume of low down-payment mortgage originations could reduce the demand for private mortgage insurance and consequently, our revenues. The volume of low down payment mortgage originations is affected by, among other factors:

•	the level of home mortgage interest rates;

•	domestic economy and regional economic conditions;

•	consumer confidence; housing affordability;

•	the rate of household formation;

•	the rate of home price appreciation, which in times of heavy refinancing affects whether refinance loans have loan-to-value ratios that require private mortgage insurance; and

•	government housing policy.

Fannie Mae and Freddie Mac, or the GSEs, are the principal beneficiaries of PMI’s mortgage insurance policies and a decline in the number of low down-payment mortgage loans originated that are purchased or securitized by the GSEs could adversely affect PMI’s revenues. The GSEs have lost market share in 2004 and 2005 due in part to a higher percentage of adjustable rate mortgages, which we refer to as ARMs, and reduced documentation loans originated in 2004 and 2005. Such loans are generally either retained by loan originators and not sold to the GSEs or are placed in mortgage-backed securities that are privately issued and not guaranteed by the GSEs.

If interest rates decline, home values increase or mortgage insurance cancellation requirements change, the length of time that PMI’s policies remain in force and our revenues could decline.

A significant percentage of the premiums PMI earns each year is generated from insurance policies written in previous years. As a result, a decrease in the length of time that PMI’s policies remain in force could cause our revenues to decline. Factors that lead to borrowers canceling their mortgage insurance include:

•	current mortgage interest rates falling below the rates on the mortgages underlying PMI’s insurance in force, which frequently results in borrowers refinancing their mortgages;

•	appreciation in the values of the homes underlying the mortgages PMI insures; and

•	the availability of alternative loan products, which provide borrowers with the opportunity to at least temporarily decrease their monthly loan payments.

If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits.

Mortgage lenders have been increasingly structuring mortgage originations to avoid private mortgage insurance, primarily through the use of simultaneous seconds, piggybacks, 80/10/10’s, 80/15/5’s or 80/20 loans. Such mortgages are structured to include a first mortgage with an 80% loan-to-value ratio and a second mortgage with a loan-to-value ratio ranging from 5% to 20%. Over the past several years, the volume of these loans, or variations thereof, as alternatives to loans requiring mortgage insurance, has increased significantly and may continue to do so for the foreseeable future.

Other alternatives to private mortgage insurance include:

•	government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration, or VA;

•	member institutions providing credit enhancement on loans sold to a Federal Home Loan Bank, or FHLB;

•	lenders and investors holding mortgages in their portfolios and self-insuring;

•	mortgage lenders maintaining lender recourse or participation with respect to loans sold to the GSEs; and

•	investors using internal credit enhancements, such as credit default or interest rate swaps, overcollateralization and subordination, as partial or complete substitutes to private mortgage insurance in mortgage backed securitizations.

These alternatives, or new alternatives to private mortgage insurance that may develop, could reduce the demand for private mortgage insurance and cause our revenues and profitability to decline.

Although the FHLBs are not required to purchase insurance for mortgage loans, they currently use mortgage insurance on substantially all mortgage loans with a loan-to-value ratio above 80%. If the FHLBs were to purchase uninsured mortgage loans or increase the loan-to-value ratio threshold above which they require mortgage insurance, the market for mortgage insurance could decrease, and we could be adversely affected.

The risk-based capital rule applicable to the GSEs may allow large financial entities such as banks, financial guarantors, insurance companies and brokerage firms to provide or arrange for products that may efficiently substitute for some of the capital relief provided to the GSEs by private mortgage insurance. Our consolidated financial condition and results of operations could be harmed if the GSEs were to use these products in lieu of mortgage insurance. See also “Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance” and “The implementation of new eligibility guidelines adopted by the GSEs could harm our profitability and reduce our operational flexibility”, below.

PMI reinsures a portion of its mortgage insurance default risk with lender-affiliated captive reinsurance companies, which reduces PMI’s net premiums written and earned.

Mortgage insurers including PMI offer products to lenders that are designed to allow them to participate in the risks and rewards of the mortgage insurance business. Many of the major mortgage lenders have established affiliated captive reinsurance companies. These captive reinsurance companies assume a portion of the risks associated with the lender’s insured mortgage loans in exchange for a percentage of the associated gross premiums. An increasing percentage of PMI’s primary flow insurance in force has been generated by customers with captive reinsurance companies. Because a number of our major customers have made the business decision to participate in the mortgage insurance business by establishing reinsurance companies, we believe that if PMI did not offer captive reinsurance agreements, PMI’s competitive position would suffer. Captive reinsurance agreements negatively impact PMI’s net premiums written and earned.

Economic factors have adversely affected and may continue to adversely affect PMI’s loss experience.

PMI’s loss experience has increased over the past year and could continue to increase in the year(s) to come as a result of:

•	national or regional economic recessions, including any economic downturns that may arise in local communities impacted by the 2005 hurricane season;

•	declining values of homes;

•	higher unemployment rates;

•	higher levels of consumer credit;

•	deteriorating borrower credit;

•	interest rate volatility;

•	war or terrorist activity; or

•	other economic factors.

PMI’s loss experience may increase as PMI’s policies continue to age.

We expect the majority of losses and loss adjustment expenses on insured loans in PMI’s current portfolio to occur during the second through the fourth years after loan origination. Primary insurance written from the period of January 1, 2002 through December 31, 2004 represented 57.7% of PMI’s primary risk in force as of December 31, 2005. Accordingly, a significant majority of PMI’s primary portfolio is in, or approaching, its peak loss years. In addition, PMI’s 2004 book of business represents 26.3% of its risk in force as of December 31, 2005 and we believe that it will enter its peak loss year in 2006 with continued impact in 2007. We believe PMI’s loss experience could increase as PMI’s policies age. If the claim frequency on PMI’s risk in force significantly exceeds the claim frequency that was assumed in setting PMI’s premium rates, our consolidated financial condition and results of operations would be harmed.

Since PMI generally cannot cancel mortgage insurance policies or adjust renewal premiums, unanticipated claims could cause our financial performance to suffer.

PMI generally cannot cancel the mortgage insurance coverage that it provides or adjust renewal premiums during the life of a mortgage insurance policy. As a result, the impact of unanticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums PMI charges may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to PMI’s customers. An increase in the number or size of unanticipated claims could adversely affect our consolidated financial condition and results of operations.

Geographic concentration of PMI’s primary insurance in force could increase claims and losses and harm our financial performance.

We could be affected by economic downturns, natural disasters and other events in specific regions of the United States where a large portion of PMI’s business is concentrated. As of December 31, 2005, 10.3% of PMI’s primary risk in force was located in Florida, 7.4% was located in Texas and 6.9% was located in California. In addition, refinancing of mortgage loans can have the effect of concentrating PMI’s insurance in force in economically weaker areas of the U.S. As of December 31, 2005, 12.3% of PMI’s policies in force related to loans located in Michigan, Kentucky, Indiana and Ohio. Collectively these states experienced higher default rates in 2005 than other regions of the U.S.

The ultimate impact from the 2005 hurricane season is not yet known. Ongoing effects could increase claims and losses and harm our overall financial performance.

While the effects of the 2005 hurricane season negatively impacted our consolidated results of operations for the year ended December 31, 2005, primarily through loss reserve increases, we cannot predict whether the 2005 hurricane season will have a material adverse effect on our consolidated results of operations in the future. The lingering effects of the 2005 hurricane season in the future could, among other things, cause increased notices of delinquencies and claims and claim severity in affected areas, could reduce demand for mortgages and consequently mortgage insurance in the affected areas, and could require additional loss reserve increases by PMI.

The effects of the 2005 hurricane season could also negatively impact FGIC, RAM Reinsurance Company and CMG Mortgage Insurance Company, which would negatively affect our equity in earnings from those investments. The effects also could reduce the monthly payments we expect to receive in connection with the sale of our interest in SPS Holding Corp.

The premiums PMI charges for mortgage insurance on high LTV loans, ARMs, less-than-A quality loans, Alt-A loans, interest only loans and payment option ARMs, and the associated investment income, may not be adequate to compensate for future losses from these loans.

In 2004 and 2005, PMI’s primary new insurance written and risk in force included higher percentages of:

•	Loans having a ratio of the original loan amount to the value of the property, or LTV, exceeding 97%, known as high LTV loans. At December 31, 2005, 14% of PMI’s primary risk in force consisted of high LTV loans, compared to 12% and 9% at 2004 and 2003 year end, respectively.

•	ARMs. At December 31, 2005, 20% of PMI’s primary risk in force consisted of ARMs, compared to 15% and 10% at 2004 and 2003 year end, respectively.

•	Alt-A loans. At December 31, 2005, 17% of PMI’s primary risk in force consisted of Alt-A loans, compared to 13% and 9% at 2004 and 2003 year end, respectively.

•	Interest only loans. At December 31, 2005, we estimate that approximately 6% of PMI’s primary risk in force consisted of interest only loans.

•	Payment option ARMs. At December 31, 2005, we estimate that approximately 3% of PMI’s primary risk in force consisted of payment option ARMs.

PMI also insures less-than-A quality mortgage loans. At December 31, 2005, 9% of PMI’s primary risk in force consisted of less-than-A quality loans, compared to 11% and 12% at 2004 and 2003 year end, respectively.

We expect higher default and claim rates for high LTV loans, ARMs, Alt-A loans, interest only loans, payment option ARMs, and less-than-A quality loans. Although we attempt to incorporate these higher default and claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for future losses from these loans.

Our loss reserves may be insufficient to cover claims paid and loss-related expenses incurred.

We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgages that are in default. These loss reserves are regularly reviewed and are based upon our estimates of the claim rate and average claim amounts, as well as the estimated costs, including legal and other fees, of settling claims. Any adjustments, which may be material, resulting from these reviews are reflected in our consolidated results of operations. Our consolidated financial condition and results of operations could be harmed if our reserve estimates are insufficient to cover the actual related claims paid and loss-related expenses incurred.

PMI delegates underwriting authority to mortgage lenders which could cause PMI to insure mortgage loans that do not conform to its underwriting guidelines, and thereby increase claims and losses.

A significant percentage of PMI’s new insurance written is underwritten pursuant to a delegated underwriting program under which, subject to routine audit, certain mortgage lenders may determine whether mortgage loans meet PMI’s program guidelines and commit us to issue mortgage insurance. We may expand the availability of delegated underwriting to additional customers. If an approved lender commits us to insure a mortgage loan, PMI generally may not refuse, except in limited circumstances, to insure, or rescind coverage on, that loan even if it reevaluates that loan’s risk profile and determines the risk profile to be unacceptable or the lender fails to follow PMI’s delegated underwriting guidelines.

If we fail to properly underwrite mortgage loans when we provide contract underwriting services, we may be required to provide monetary and other remedies to the customer.

Our subsidiary PMI Mortgage Services Co., or MSC, provides contract underwriting services for a fee. As a part of the contract underwriting services, MSC provides monetary and other remedies to its customers in the event that it fails to properly underwrite a mortgage loan. As a result, we assume credit and, to a lesser extent, interest rate risk in connection with our contract underwriting services. Generally, the remedies provided by MSC are in addition to those contained in PMI’s master policies. Contract underwriting services apply to a significant percentage of PMI’s insurance in force and the costs relating to the investigation and/or provision of remedies could have a material adverse effect on our consolidated financial condition and results of operations. Worsening economic conditions or other factors that could increase PMI’s default rate could also cause the number and severity of remedies to increase.

Our revenues and profits could decline if PMI loses market share as a result of industry competition or if our competitive position suffers as a result of our inability to introduce and successfully market new products and programs.

The principal sources of PMI’s competition include other private mortgage insurers, one of which is a wholly-owned subsidiary of a well-capitalized, diversified public company with direct or indirect capital reserves that provide it with potentially greater resources than we have as well as the various alternatives to private mortgage insurance discussed above. See also, “If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits”, above.

With respect to PMI’s structured transaction channel, PMI competes with other external credit enhancers, primarily other private mortgage insurers and financial guarantors, as well as with capital markets participants, including aggregators and loan originators, who are continually devising new forms of structures in which to securitize mortgage loans without external credit enhancement, including private mortgage insurance. To successfully compete in the structured finance arena, PMI must introduce competitive new products and programs and maintain its competitive pricing. If PMI is unable to successfully compete with other private mortgage insurers, other external credit enhancers and the various other private mortgage insurance alternatives, or if we experience delays in introducing competitive new products and programs or if these products or programs are less profitable than our existing products and programs, our business will suffer.

The risk-based capital rule issued by the Office of Federal Housing Enterprise Oversight could require us to obtain a claims-paying ability rating of “AAA” and could cause PMI’s business to suffer.

The Office of Federal Housing Enterprise Oversight, the agency which currently regulates the GSEs, or OFHEO, has issued a risk-based capital rule that treats credit enhancements issued by private mortgage insurance companies with claims-paying ability ratings of “AAA” more favorably than those issued by private mortgage insurance companies with “AA” ratings. PMI Mortgage Insurance Co. has been assigned financial strength ratings of “AA” by S&P, “AA+” by Fitch and “Aa2” by Moody’s. The rule also provides capital guidelines for the GSEs in connection with their use of other types of credit protection counterparties in addition to mortgage insurers. Although it has not occurred to date, if the rule resulted in the GSEs increasing their use of either “AAA” rated mortgage insurers instead of “AA” rated entities or credit protection counterparties other than mortgage insurers, our consolidated financial condition and results of operations could be adversely affected. OFHEO has announced its intention to review its risk-based capital rule in 2007.

Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance.

Mortgage origination transactions are subject to compliance with various federal and state consumer protection laws, including the Real Estate Settlement Procedures Act of 1974, or RESPA, the Equal Credit Opportunity Act, the Fair Housing Act, the Homeowners Protection Act, the Fair Credit Reporting Act, or FCRA, the Fair Debt Collection Practices Act and others. Among other things, these laws prohibit payments for referrals of settlement service business, require fairness and non-discrimination in granting or facilitating the granting of credit, require cancellation of insurance and refunding of unearned premiums under certain circumstances, govern the circumstances under which companies may obtain and use consumer credit information, and define the manner in which companies may pursue collection activities. Changes in these laws or regulations could adversely affect the operations and profitability of our mortgage insurance business.

Congress is considering proposed legislation which is intended to be a comprehensive overhaul of the GSEs’ existing regulatory structure and encompasses substantially all of the GSEs’ operations, including their affordable housing initiatives, the GSEs’ products and marketing activities, the GSEs’ minimum capital standards, and their risk-based capital requirements. The passage of such legislation in the future could limit the growth of the GSEs, which could result in a reduction in the size of the mortgage insurance market. We do not know what form, if any, such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations.

In July 2002, the Department of Housing and Urban Development, or HUD, proposed a rule under RESPA that, if implemented as proposed, would have, among other things, given lenders and other packagers the option of offering a Guaranteed Mortgage Package, or GMP, or providing a good faith estimate of settlement costs subject to a 10% tolerance level. The proposed rule provided that qualifying packages were entitled to a “safe harbor” from litigation under RESPA’s anti-kickback rules. Mortgage insurance would have been included in the package to the extent an upfront premium is charged. Inclusion in the package could have caused mortgage insurers to experience reductions in the prices of their services or products. HUD withdrew that proposed rule in

March 2004. In late 2004, HUD announced that it will submit a new proposed rule under RESPA to the Office of Management and Budget for review. In June 2006, the Secretary of HUD indicated that the agency was in the final stages of preparing its proposed RESPA rule. We do not know what form, if any, the rule will take or whether it will be approved.

In addition, increases in the maximum loan amount or other features of the FHA mortgage insurance program can reduce the demand for private mortgage insurance. Legislation to reform the FHA, including an increase in FHA’s base maximum loan limits and allowing FHA to use risk-based pricing when setting its mortgage insurance premiums, is currently pending in Congress. We do not know what form, if any, such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations. Future legislative and regulatory actions could decrease the demand for private mortgage insurance, which could harm our consolidated financial condition and results of operations.

PMI could lose premium revenue if the GSEs reduce the level of private mortgage insurance coverage required for low down payment mortgages or reduce their need for mortgage insurance.

The GSEs are the beneficiaries on a substantial majority of the insurance policies we issue as a result of their purchases of qualifying mortgage loans from lenders or investors. The GSEs offer programs that require less mortgage insurance coverage on mortgages approved by their automated underwriting systems. They also have reduced coverage requirements for certain expanding market products. If the reduction in required levels of mortgage insurance becomes widely accepted by mortgage lenders, or if the GSEs further reduce mortgage insurance coverage requirements for loans they purchase, PMI’s premium revenue would decline and our consolidated financial condition and results of operations could suffer.

Products introduced by the GSEs, if widely accepted, could harm our profitability.

The GSEs have products for which they will, upon receipt from lenders of loans with primary insurance, restructure the mortgage insurance coverage by reducing the amount of primary insurance coverage and adding a second layer of insurance coverage, usually in the form of pool insurance. Under these programs, the GSEs may provide services to the mortgage insurer and the mortgage insurer may be required to pay fees to the GSEs for the benefits provided through the reduced insurance coverage or the services provided. If they become widely accepted, these products could harm our consolidated financial condition and results of operations.

Lobbying activities by large mortgage lenders calling for expanded federal oversight and legislation relating to the role of the GSEs in the secondary mortgage market could damage PMI’s relationships with those mortgage lenders and the GSEs.

The GSEs, mortgage lenders and PMI jointly develop and make available various products and programs. These arrangements involve the purchase of PMI’s mortgage insurance products and frequently feature cooperative arrangements between the parties. FM Policy Focus, a lobbying organization representing financial services and housing-related trade associations, including the Mortgage Insurance Companies of America, supports increased federal oversight of the GSEs. The GSEs have criticized the activities of FM Policy Focus. FM Policy Focus, the GSEs and other groups are engaged in extensive lobbying activities with respect to the legislation pending in Congress that would change the way GSEs are regulated. These activities could polarize Fannie Mae, Freddie Mac, members of FM Policy Focus, PMI’s customers and us. Any such polarization could limit PMI’s opportunities to do business with the GSEs as well as with some mortgage lenders. Either of these outcomes could harm our consolidated financial condition and results of operations.

The implementation of new eligibility guidelines by the GSEs could harm our profitability and reduce our operational flexibility.

Effective January 2005, Fannie Mae revised its approval requirements for mortgage insurers, including PMI, with new guidelines for borrower-paid and lender-paid mortgage insurance. These requirements became effective for PMI on January 1, 2005. The guidelines cover substantially all areas of PMI’s mortgage insurance operations, require the disclosure of certain activities and new products, give Fannie Mae the right to purchase mortgage insurance from other than existing approved mortgage insurers, including insurers that are either rated below “AA” or are unrated, and provide Fannie Mae with increased rights to revise the eligibility standards of insurers. Future changes in the guidelines of the GSEs could reduce PMI’s operational flexibility and cause our profitability to suffer.

Our business and financial performance could suffer if PMI were to lose the business of a major customer.

Through their various origination channels, PMI’s top ten customers accounted for 62.3% of PMI’s premiums earned the first quarter of 2006. A single customer represented 11.1% of PMI’s earned premiums in the first quarter of 2006. Mortgage insurers, including PMI, may acquire significant percentages of their business through negotiated, structured transactions (including bulk primary insurance, modified pool insurance and captive reinsurance) with a limited number of customers. The loss of a significant customer could reduce our revenue, and if not replaced, harm our consolidated financial condition and results of operations.

The U.S. mortgage insurance industry and PMI are subject to litigation risk.

The mortgage insurance industry and PMI face litigation risk in the ordinary course of operations, including the risk of class action lawsuits. Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, mortgage insurers, including PMI, have been involved in litigation alleging violations of RESPA and FCRA. PMI is subject to several lawsuits in which plaintiffs seek large or indeterminate amounts of damages, including punitive damages, which may remain unknown or unresolved for substantial periods of time.

In September 2005, an action against PMI was filed in the federal district court of the Northern District of California entitled Hogan, et al. v. PMI Mortgage Insurance Company. In the action, the plaintiffs seek certification of a nationwide class of consumers and allege that they were required to pay for private mortgage insurance written by PMI at rates greater than PMI’s “best available rate”. The action seeks, among other relief, actual and statutory damages and declaratory and injunctive relief. On January 4, 2006, plaintiffs filed an amended complaint in the action, which adds additional claims under state law and FCRA, alleging that PMI did not have a permissible purpose to access the plaintiffs’ credit information. PMI cannot predict the outcome of this or any similar litigation and cannot be sure what impact, if any, this or similar litigation will have on our consolidated financial position, results of operations or cash flows. An action alleging similar causes of action, filed against PMI in February 2006 in federal district court in Montgomery, Alabama, was dismissed with prejudice on May 26, 2006. The plaintiffs’ last day to file a notice of appeal in the Eleventh Circuit was June 26, 2006. The plaintiffs did not file a notice of appeal by that date.

In the past, a number of lawsuits have challenged the actions of private mortgage insurers, including PMI, under RESPA, alleging that the insurers have provided products or services at improperly reduced prices in return for the referral of mortgage insurance. RESPA precludes PMI from providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value, in exchange for the referral of settlement services. In the future, we cannot predict whether other civil, regulatory or criminal actions might be brought against us or other mortgage insurers. Any such proceedings could have an adverse effect on our consolidated financial condition, results of operations or cash flows.

The U.S. mortgage insurance industry and PMI are subject to regulatory risk and have been subject to recent scrutiny relating to the use of captive reinsurance arrangements.

PMI and the mortgage insurance industry are also subject to comprehensive, detailed regulation by state insurance departments. Although their scope varies, state insurance laws generally grant broad powers to supervisory agencies and officials to examine and investigate insurance companies and to enforce rules or exercise discretion touching almost every aspect of PMI’s business. Recently, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices, including captive reinsurance arrangements. Increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations or new practices, or regulatory actions or investigations, which could adversely affect PMI’s business and its financial condition and results of operation.

In 2005, PMI, certain of our other mortgage insurance subsidiaries, and CMG Mortgage Insurance Company (collectively, “the MIs”) each responded to a request from the New York Insurance Department, or the NYID, for information regarding captive reinsurance arrangements. In a February 2006 letter that we believe was addressed to other mortgage insurers as well as us, the NYID requested additional information regarding captive reinsurance arrangements, including the business purpose of those arrangements. The NYID also requested that we review the premium rates currently in use in New York based upon recent years’ experience. The letter states that if we believe that recent years’ experience would not alter the rates being charged, we should provide a detailed explanation, in addition to an actuarial opinion, as to the assumptions underlying such position. If recent years’ experience would alter the rates being charged, the letter states that we must file adjusted rates with the NYID. We have responded to the NYID’s February 2006 letter, which response is still pending.

In January 2006, PMI received an administrative subpoena for information from the Minnesota Department of Commerce primarily regarding captive reinsurance arrangements. We have provided the Minnesota Department of Commerce with information about such arrangements and other products and services pursuant to this subpoena and may provide additional information in the future. Other federal and state regulatory agencies, including state insurance departments, may also request information regarding captive reinsurance arrangements or other of our products and services. We cannot predict whether the New York Insurance Department’s requests or the Minnesota Department of Commerce’s administrative subpoena will lead to further inquiries, or investigations, of these matters, or the scope, timing or outcome of any inquiry or actions by those Departments or any inquiry or actions that may be commenced by other regulators.

A downgrade of PMI’s insurer financial strength ratings could materially harm our financial performance.

PMI’s insurer financial strength is currently rated “AA” by S&P, “AA+” by Fitch, and “Aa2” by Moody’s. These ratings may be revised or withdrawn at any time by one or more of the rating agencies and are based on factors relevant to PMI’s policyholders and are not applicable to our common stock, the Old Securities, the New Securities or other capital instruments. The rating agencies could lower or withdraw our ratings at any time as a result of a number of factors, including: underwriting or investment losses; the necessity to make capital contributions to our subsidiaries pursuant to capital support agreements; other developments negatively affecting PMI’s risk-to-capital ratio, financial condition or results of operations; or changes in the views or modeling of rating agencies of our risk profile or of the mortgage insurance industry.

If PMI’s insurer financial strength rating for two out of the following three rating agencies falls below “AA-” from S&P or Fitch, or “Aa3” from Moody’s, investors, including Fannie Mae and Freddie Mac, may not purchase mortgages insured by PMI. Such a downgrade from any of the rating agencies could also negatively affect our ability to compete in the capital markets, our holding company ratings or the ratings of our other licensed insurance subsidiaries. Any of these events would harm our consolidated financial condition and results of operations.

Our ongoing ability to pay dividends to our shareholders and meet our obligations primarily depends upon the receipt of dividends and returns of capital from our insurance subsidiaries.

We are a holding company and conduct all of our business operations through our subsidiaries. Our principal sources of funds are dividends from our insurance subsidiaries and funds that may be raised from time to time in the capital markets. Factors that may affect our ability to maintain and meet our capital and liquidity needs as well as to pay dividends to our shareholders include: the level and severity of claims experienced by our insurance subsidiaries; the performance of the financial markets; standards and factors used by various credit rating agencies; financial covenants in our credit agreements; and standards imposed by state insurance regulators relating to the payment of dividends by insurance companies.

In addition, a protracted economic downturn, or other factors, could cause issuers of the fixed-income securities that we, FGIC and RAM Re own to default on principal and interest payments, which could cause our investment returns and net income to decline and reduce our ability to satisfy all of our capital and liquidity needs.

If we are unable to keep pace with the technological demands of our customers or with the technology-related products and services offered by our competitors, our business and financial performance could be significantly harmed.

Participants in the mortgage lending and mortgage insurance industries rely on e-commerce and other technology to provide and expand their products and services. Our customers generally require that we provide our products and services electronically via the Internet or electronic data transmission, and the percentage of our new insurance written and claims processing which is delivered electronically has increased. We expect this trend to continue, and accordingly, we believe that it is essential that we continue to invest substantial resources in maintaining electronic connectivity with our customers and, more generally, in e-commerce and technology. Our business may suffer if we do not keep pace with the technological demands of our customers and the technological capabilities of our competitors.

The implementation of the Basel II Capital Accord may limit the domestic and international use of mortgage insurance.

The Basel II Capital Accord, the Basel Committee on Banking Supervision’s proposal to implement a new international capital accord, will affect the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities. Accordingly, the Basel II provisions related to residential mortgages and mortgage insurance could alter the competitive positions and financial performance of mortgage insurers as well as the capital available to our bank customers for their mortgage origination and securitization activities.

PMI’s opportunities to participate in structured transactions, and U.S. financial institutions preferences with respect to mortgage insurance, may be significantly impacted by the implementation in the United States of Basel II. U.S. federal banking agencies have jointly announced that the U.S. implementation of Basel II will be delayed until at least 2008 and proposed an interim capital accord (known as Basel 1A) that has not been finalized. U.S. implementation of Basel II standards for credit risk exposures, including residential mortgages, is focused on application of the Advanced Internal Rating Based (A-IRB) approach by large internationally active banking organizations. U.S. bank supervisors have indicated their intent to recognize the loss mitigating impacts of private mortgage insurance policies for banking organizations computing minimum capital requirements under the A-IRB approach.

The Australian Prudential Regulation Authority, or APRA, the primary regulator of our Australian mortgage insurance operations, intends to implement Basel II capital requirements for financial institutions effective January 1, 2008. Such implementation may have a significant impact on the future market acceptance of mortgage insurance in Australia. APRA’s Basel II proposals, if adopted as proposed, could reduce the available market for mortgage insurance among our Australian mortgage insurance operation’s bank customers. It is not known at this time whether APRA will revise its Basel II proposals in response to comments received and Basel 1A.

Currently, European banking supervisors are in the process of deciding how mortgage insurance will be recognized as a risk mitigant for bank capital requirements. In October 2005, the European Union adopted new legislation, the Capital Requirements Directive, or CRD, which provides a revised framework for EU member nation banking supervisors to implement new Basel II risk based capital guidelines starting in 2007. The CRD prescribes standard criteria for credit risk mitigation instruments eligible to provide banks with risk relief. We believe the CRD facilitates recognition of mortgage insurance benefits for European banks under certain circumstances. The CRD is subject to further clarification by the European Commission and incorporation into the regulatory framework of EU member countries.

Our consolidated results of operations could suffer if demand for our mortgage insurance products was diminished as a result of the failure to give appropriate capital recognition to mortgage insurance.

Our international insurance subsidiaries subject us to numerous risks associated with international operations.

We have subsidiaries in Australia, New Zealand, Europe and Hong Kong. We have committed and may in the future commit additional significant resources to expand our international operations. Accordingly, in addition to the general economic and insurance business-related factors discussed above, we are subject to a number of risks associated with our international business activities. These risks include: the need for regulatory and third-party approvals; challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets; economic downturns in targeted foreign mortgage origination markets; interest rate volatility in a variety of countries; unexpected changes in foreign regulations and laws; the burdens of complying with a wide variety of foreign laws; potentially adverse tax consequences; restrictions on the repatriation of earnings; foreign currency exchange rate fluctuations; potential increases in the level of defaults and claims on policies insured by foreign-based subsidiaries; the need to successfully develop and market products appropriate to the foreign market, including the development and marketing of credit enhancement products to European lenders and for mortgage securitizations.

PMI Australia is subject to many of the same risks facing PMI.

Like PMI, the financial results of our Australian and New Zealand mortgage insurance operations, or PMI Australia, are affected by domestic and regional economic conditions, including movements in interest and unemployment rates, and property value fluctuations. These economic factors could impact PMI Australia’s loss experience or the demand for mortgage insurance in the markets PMI Australia serves. PMI Australia is also subject to significant regulation. PMI Australia’s primary regulator, APRA, has recently issued regulations or sought comment on proposals to, among other things, increase the capital requirements for lenders mortgage insurance companies, change the requirements for acceptable lenders mortgage insurers, and increase compliance and governance requirements for general insurers including lenders mortgage insurers. Partly as a result of these regulations and proposals, PMI Australia is likely to face new competition in the future. Such competition may take a number of forms including domestic and off-shore lenders mortgage insurers, reinsurers of residential mortgage credit risk, increased risk appetite from lender owned captive insurers and non insurance forms of credit risk transfer. New market competitors have the potential to impact PMI Australia’s market share and to impact pricing of credit risk in the market as a whole.

PMI Australia’s five largest customers provided 62.9% of PMI Australia’s gross premiums written in 2005 and one of these customers represented the majority of this percentage. As a result of APRA’s new capital requirements for lenders mortgage insurers, this customer restructured its captive reinsurance arrangement with PMI Australia. We believe this restructuring will negatively impact PMI Australia’s premiums written in 2006 and 2007. In addition, future losses of significant customers’ business, if not replaced, could harm PMI Australia’s results of operations. We expect PMI Australia’s claims and loss ratio to increase to a more normalized level in 2006 and maintain that upward trend in 2007. A significant increase in PMI Australia’s claims could harm our financial condition and results of operations.

PMI Australia is currently rated “AA” by S&P and Fitch and “Aa2” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Australia and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Australia’s ratings. PMI Australia’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its financial results.

We may not be able to execute our strategy to expand our European operations.

We have devoted resources to expand our European operations, PMI Europe, and we plan to continue these efforts. The success of our efforts will depend partly upon legislative and regulatory policies in Europe that support homeownership and provide capital relief for institutions that obtain credit enhancement with respect to their mortgage loan portfolios. If European legislative and regulatory agencies do not adopt such policies, our European operations may be adversely affected.

PMI Europe is currently rated “AA” by S&P and Fitch and “Aa3” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Europe and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Europe’s ratings. PMI Europe’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its overall financial results.

The performance of our equity investees could harm our consolidated financial results.

We have made significant investments in the equity securities of privately-held companies, including FGIC Corporation, the parent of Financial Guaranty Insurance Company, a financial guaranty insurer; and RAM Holdings Ltd., which is the holding company for RAM Re, a financial guaranty reinsurance company based in Bermuda.

Our investments in FGIC and RAM Re are accounted for on the equity method of accounting in our consolidated financial statements. The nature of the businesses conducted by these companies differs significantly from our core business of providing residential mortgage insurance. These companies are subject to a number of significant risks that arise from the nature of their businesses. Some of the various risks affecting FGIC are discussed below. Because we do not control these companies, we are dependent upon the management of these companies to independently operate their businesses and report their financial results, and, accordingly, we may be unable to take actions unilaterally to avoid or mitigate those risks. In addition, any prospective or retroactive change in their financial reporting could affect our financial condition and results of operations. Such changes could occur as a result of, among other things, changes in accounting principles or comments made by regulatory agencies, including the SEC in connection with its ordinary course review of filings made with it.

As a significant portion of our consolidated net income is derived from FGIC and its financial guaranty business, we are subject to various risks and uncertainties associated with the financial guaranty business.

A significant portion of our consolidated net income is derived from FGIC and its financial guaranty business. Accordingly, we are subject to the risks and uncertainties associated with that business. In addition, FGIC has historically operated its financial guaranty business principally in limited portions of the public finance and structured finance markets. FGIC has expanded its business lines and products into markets and asset classes that historically have experienced higher default rates than those in which it has historically operated. The risks and uncertainties to which we may be exposed as a result of the FGIC acquisition include the following, among others:

•	FGIC’s ability to attract new business and to compete with other large, triple-A rated monoline financial guarantors is largely dependent on the triple-A financial strength ratings assigned to it by the major rating agencies. FGIC’s current ratings may be lowered or withdrawn at any time by one or more of the rating agencies. FGIC’s ability to compete or otherwise engage in its business as currently conducted, and FGIC’s consolidated results of operations and financial condition, would be materially and adversely affected by any reduction in FGIC’s ratings or the announcement of a potential reduction or change in outlook.

•

Prior to 2005, FGIC operated its financial guaranty business principally in the public finance market and, to a limited extent, the structured finance market in the United States. However, in 2005 FGIC continued its expansion into new markets both domestically and internationally. Unanticipated issues may arise in the implementation of FGIC’s strategy, which could impair its ability to expand its business as expected. In addition, any expansion of its business may be subject to challenges in attracting and retaining employees with relevant experience, establishing name recognition in new markets and gaining knowledge of those markets and asset classes. The execution of FGIC’s expansion plans could result in it having greater losses than those it has historically experienced.

•	FGIC is subject to extensive competition from other monoline financial guaranty insurance companies, other providers of third-party credit enhancement and providers of alternative transaction structures and executions that do not use financial guaranty insurance. We cannot be sure that FGIC will be able to continue to compete effectively in its current markets or in any markets or asset classes into which it expands.

•	Demand for financial guaranty insurance is constantly changing and is dependent upon a number of factors, including changes in interest rates, regulatory changes and supply of bond issues. A general reduction in demand for financial guaranty insurance could harm FGIC’s consolidated results of operations and business prospects.

•	The financial guaranty business is subject to extensive regulation. Future legislative, regulatory or judicial changes affecting the financial guaranty industry or public finance or structured finance markets, including changes in tax laws, could adversely affect FGIC’s business.

•	FGIC’s loss reserves are necessarily based on estimates and subjective judgments about the outcome of future events. We cannot be sure that losses in FGIC’s insured portfolio will not exceed by a material amount the loss reserves previously established by FGIC or that additional significant reserves will not need to be established.

•	FGIC’s structured finance portfolio contains concentrations of individual issuers and servicers of those obligations as well as a concentration of mortgage-related securities. FGIC also has a number of individual large exposures to single obligors in its public finance portfolio, concentration in infrastructure sectors, and concentrations in certain geographic areas. An adverse event or series of events with respect to one or more of these concentrations that is more severe than the assumptions used by FGIC in its stress scenario at the time of the underwriting of the related credit could result in disproportionate and significant losses to FGIC and could harm its consolidated financial position and results of operations.

•	FGIC’s exposure to insuring public finance obligations relating to airports has experienced increased stress as a result of terrorism and general global unrest, including a downgrading of the ratings of some of those issuers. Other sectors currently insured by FGIC or into which FGIC may expand could also see direct increased stress as a result of terrorism and general global unrest. FGIC may incur material losses due to such exposures if the economic stress caused by such events is more severe than FGIC currently foresees or has assumed or will assume in the future in underwriting its exposures.

As of December 31, 2005, 7.3% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds. As a result of our investment in FGIC, we have amended our investment policy to provide that no more than 15% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds.

We are subject to various risks and uncertainties in connection with the sale of equity interest in SPS Holding Corp., or SPS.

In October 2005, we sold our interest in SPS to Credit Suisse First Boston (USA), Inc., or CSFB. Under the terms of the transaction, we received cash payments of approximately $99 million and expect to receive additional monthly cash payments through the first quarter of 2008 from a residual interest in mortgage servicing assets. As of March 31, 2006, the carrying value of this residual interest is $11.5 million. In addition, we agreed to indemnify CSFB for certain liabilities relating to SPS’s operations, including litigation and regulatory actions, and this indemnification obligation may potentially reduce the proceeds that we receive from the sale. Our maximum indemnification obligation for SPS’s operations will not exceed approximately $21 million.

Our consolidated financial position and results of operations could be harmed if the monthly contingent payments we receive are less than anticipated or if we are required to indemnify CSFB for claims or liabilities relating to SPS’s operations up to the date of closing.

FORWARD-LOOKING INFORMATION

Certain statements made by us in this prospectus, any prospectus supplement and other documents filed with the SEC that are not historical facts, or are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “estimates” or similar expressions, or that relate to future plans, events or performances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement” in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated into this prospectus by reference. See “Additional Information” for information about how to obtain a copy of our Annual Report on Form 10-K and our other periodic filings with the SEC. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Risk Factors” beginning on page 15 of this prospectus.

All of our forward-looking statements are qualified by and should be read in conjunction with those disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any cash proceeds from this exchange offer. Old Securities that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Securities will not result in any cash proceeds to us.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth The PMI Group’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

For purposes of the ratio of earnings to fixed charges, “earnings” represent income from continuing operations before income taxes plus fixed charges. Income does not include equity earnings in unconsolidated subsidiaries less than 50% owned. “Fixed charges” represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense plus distributions on redeemable capital securities. As of the date of this prospectus, we have no preferred stock outstanding.

	Year Ended December 31,					Three Months Ended March 31,
	2005	2004	2003	2002	2001	2006	2005
Ratio of Earnings to Fixed Charges (unaudited)	10.45x	8.99x	9.85x	15.22x	16.22x	13.64x	9.15x

PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

The common stock of The PMI Group is listed on the New York Stock Exchange and the NYSE Arca under the symbol “PMI”. As of June 15, 2006, there were approximately 69 stockholders of record.

The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange. These stock prices have been adjusted to reflect our 2-for-1 stock split on June 17, 2002.

	High	Low
Year Ending on December 31, 2006
2nd Quarter	$46.73	$43.66
1st Quarter	$46.11	$41.42
Year Ended on December 31, 2005
4th Quarter	$41.41	$37.30
3rd Quarter	$42.24	$38.45
2nd Quarter	$39.27	$34.78
1st Quarter	$41.77	$37.45
Year Ended on December 31, 2004
4th Quarter	$41.80	$36.70
3rd Quarter	$43.67	$38.28
2nd Quarter	$44.63	$38.62
1st Quarter	$41.50	$36.15

The PMI Group has paid regular dividends on its common stock of:

•	$0.0525 per share in each quarter since the quarter ended June 30, 2005;

•	$0.045 per share in each of the four quarters in the period from July 1, 2004 through June 30, 2005;

•	$0.0375 per share in each of the four quarters in the period from July 1, 2003 through June 30, 2004; and

•	$0.025 per share (as adjusted for our 2-for-1 stock split on June 17, 2002) in each of the five quarters in the period from April 1, 2002 through June 30, 2003.

The payment of future dividends is subject to the discretion of our Board of Directors, which will consider, among other factors, our operating results, overall consolidated financial condition and capital requirements, as well as general business conditions. The PMI Group, as a holding company, is dependent upon dividends and any other permitted payments from its subsidiaries to enable it to pay dividends and to service outstanding debt. PMI’s ability to pay dividends or make distributions or returns of capital to The PMI Group is affected by state insurance laws, credit agreements, rating agencies, the discretion of insurance regulatory authorities and the terms of our runoff support agreement with Allstate Insurance Company and capital support agreements with our subsidiaries.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our selected consolidated financial and operating data. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended March 31, 2006 incorporated by reference in this prospectus. The consolidated statements of operations data set forth below for the years ended December 31, 2005, 2004 and 2003 and the consolidated balance sheet data as of December 31, 2005 and 2004 are derived from our audited consolidated financial statements that are incorporated by reference in this prospectus. The consolidated statements of operations data for the years ended December 31, 2002 and 2001 and the consolidated balance sheet data as of December 31, 2003, 2002 and 2001 are derived from our audited consolidated financial statements not incorporated by reference in this prospectus.

The consolidated financial data set forth below as of March 31, 2006 and 2005 and for the three months ended March 31, 2006 and 2005 are derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus and, in the opinion of our management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our consolidated financial position at those dates and results of operations for those periods. The historical financial information may not be indicative of our future performance.

	Three Months Ended March 31,		As of and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data or otherwise noted)
Summary of Consolidated Operations
Net premiums written	$201,904	$193,746	$845,689	$771,362	$876,001	$691,607	$600,288

Premiums earned	$206,241	$199,567	$817,602	$770,399	$696,928	$676,857	$597,221
Net investment income	46,867	43,790	179,463	168,609	149,779	120,581	129,773
Equity in earnings from unconsolidated subsidiaries	27,625	25,212	97,885	83,554	4,597	44,225	18,788
Net realized investment gains	340	721	2,050	2,621	84	1,329	11
Realized capital loss on equity investment held for sale	—	—	—	(20,420)	—	—	—
Other income	6,785	5,535	20,783	33,473	40,333	39,126	28,643

Total revenues	287,858	274,825	1,117,783	1,038,236	891,721	882,118	774,436

Losses and loss adjustment expenses	60,939	64,481	257,779	237,282	209,088	157,575	108,830
Amortization of deferred policy acquisition costs	16,987	20,443	74,387	85,216	89,327	83,416	81,782
Other underwriting and operating expenses	60,520	45,645	213,649	204,695	175,693	144,877	128,730
Lease abandonment and relocation costs	—	—	—	—	—	12,183	—
Litigation settlement (refund) charge	—	—	—	(2,574)	—	12,222	—
Interest expense	8,179	9,553	31,137	34,626	20,815	17,654	15,218
Distributions on mandatorily redeemable preferred securities	—	—	—	—	3,676	4,030	7,604

Total losses and expenses	146,625	140,122	576,952	559,245	498,599	431,957	342,164

Income from continuing operations before income taxes	141,233	134,703	540,831	478,991	393,122	450,161	432,272
Income taxes from continuing operations	35,885	33,545	131,662	112,459	118,814	124,545	129,655

Income from continuing operations after income taxes	105,348	101,158	409,169	366,532	274,308	325,616	302,617

	Three Months Ended March 31,		As of and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data or otherwise noted)
Income from discontinued operations before income taxes	—	—	—	5,756	26,893	20,628	14,694
Income taxes from discontinued operations	—	—	—	1,958	7,186	7,199	5,294

Income from discontinued operations after income taxes	—	—	—	3,798	19,707	13,429	9,400

Gain on sale of discontinued operations, net of income taxes of $16,536	—	—	—	29,003	—	—	—
Income before extraordinary items and cumulative effect of a change in accounting principle	105,348	101,158	409,169	399,333	294,015	339,045	312,017
Extraordinary gain on write-off of negative goodwill, net of income taxes of $408	—		—	—	5,418	—	—
Extraordinary loss on early extinguishment of debt, net of income tax benefit of $2,588	—	—	—	—	—	—	(4,805)
Cumulative effect of a change in accounting principle	—	—	—	—	—	7,172	—

Net income	$105,348	$101,158	$409,169	$399,333	$299,433	$346,217	$307,212

Tax rate for continuing operations	25.4%	24.9%	24.3%	23.5%	30.2%	27.7%	30.0%

Consolidated Balance Sheet Data
Total assets	$5,347,510	$5,161,670	$5, 254,136	$5,145,967	$4,794,289	$3,517,049	$2,989,952
Reserve for losses and loss adjustment expenses	$369,914	$364,782	$368,841	$364,847	$346,939	$333,569	$303,816
Long-term debt	$819,529	$819,529	$819,529	$819,529	$819,543	$422,950	$422,950
Mandatorily redeemable preferred securities	$—	$—	$—	$—	$—	$48,500	$48,500
Shareholders’ Equity	$3,327,258	$3,172,171	$3,230,790	$3,137,755	$2,784,029	$2,193,833	$1,786,688
Return on equity(1)	—	—	12.7%	13.4%	12.3%	17.1%	18.5%

Shares Outstanding(2) (in thousands)
Basic at period end	89,354	93,492	88,713	94,025	95,162	89,943	89,163
Basic weighted-average	89,036	93,907	91,738	95,452	89,915	89,843	88,887
Diluted weighted-average	98,602	103,462	101,620	105,231	99,198	99,533	94,421

Per Share Data(2)
Book value	$37.24	$33.93	$36.42	$33.37	$29.26	$24.39	$20.04
Basic net income	$1.18	$1.08	$4.46	$4.18	$3.33	$3.85	$3.46
Diluted net income	$1.09	$1.00	$4.10	$3.87	$3.09	$3.55	$3.28
Cash dividend declared	$0.05	$0.05	$0.20	$0.17	$0.13	$0.10	$0.08

(1)	Return on equity is calculated using an average of the twelve months ending balances of shareholders’ equity for the respective calendar year.
(2)	Share data has been split-adjusted. In accordance with EITF No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share (“EITF No. 04-8”), diluted earnings per share data have been retroactively adjusted from 2001 forward to reflect the dilutive effects of the Old Securities issued by the Company in 2001.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of New Securities and an exchange fee of $3.50 for each $1,000 principal amount of validly tendered and accepted Old Securities. We are offering to exchange all of the Old Securities. However, the exchange offer is subject to the conditions described in this prospectus and the accompanying letter of transmittal.

You may tender all, some or none of your Old Securities, subject to the terms and conditions of the exchange offer. Holders of Old Securities must tender their Old Securities in a minimum principal amount of $1,000 and multiples thereof.

We, our officers and directors, the dealer manager, the information agent, the exchange agent and the trustee do not make any recommendation to you as to whether to tender or refrain from tendering all or any portion of your Old Securities. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Securities for exchange and, if so, the amount of Old Securities to tender.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Securities tendered, and we may terminate or amend this offer, if at any time after                     , 2006 and before acceptance for exchange any of the following events or circumstances shall have occurred (or shall have been determined by The PMI Group to have occurred) and, in our reasonable judgment and regardless of the circumstances giving rise to the event or circumstance, the event or circumstance makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New Securities:

(i) Any action or event shall have occurred, failed to occur or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of Old Securities under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Securities under the exchange offer, or

•	in the reasonable judgment of The PMI Group, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of The PMI Group and its subsidiaries, taken as a whole, or would be material to holders of Old Securities in deciding whether to accept the exchange offer.

(ii) (a) Trading generally shall have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc., (b) there shall have been any suspension or limitation of trading of any securities of The PMI Group on any exchange or in the over-the-counter market, (c) a general banking moratorium shall have been declared by Federal or New York authorities or (d) there shall not have occurred any material disruption of bank operations, settlements of securities or clearance services in the United States.

(iii) The Trustee with respect to the Old Securities shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, or the Trustee or any holder of Old Securities shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Securities under the exchange offer.

(iv) The registration statement and any post-effective amendment to the registration statement covering the New Securities is not effective under the Securities Act.

All of the foregoing conditions are for our sole benefit and may be waived by us in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a) terminate the exchange offer and return all tendered Old Securities to the holders thereof;

(b) modify, extend or otherwise amend the exchange offer and retain all tendered Old Securities until the expiration date, as it may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments”, “—Proper Execution and Delivery of Letter of Transmittal” and “—Withdrawal of Tenders” below); or

(c) waive the unsatisfied conditions and accept all Old Securities tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean 5:00 p.m., New York City time, on                     , 2006, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of Old Securities in the exchange offer will be paid to all holders whose Old Securities have previously been tendered pursuant to the exchange offer. In addition, if we change (1) the percentage of Old Securities we are offering to exchange, (2) the amount of the exchange fee or (3) the fees we are paying the dealer manager we will extend the exchange offer for a period of ten business days from the date that the revised exchange offer materials are disseminated to holders of the Old Securities.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the Old Securities. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

Any valid tender by a holder of Old Securities that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Securities will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Securities, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Old Securities do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Securities for Exchange

The New Securities will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered Old Securities when, and if, we have given oral notice (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New Securities will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Securities for the purpose of receiving book-entry transfers of Old Securities in the exchange agent’s account at DTC. If any validly tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Securities are validly withdrawn, such withdrawn Old Securities will be returned without expense to the tendering holder or such Old Securities will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Securities, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

If you hold Old Securities and wish to have such securities exchanged for New Securities, you must validly tender, or cause the valid tender of, your Old Securities using the procedures described in this prospectus and in the accompanying letter of transmittal.

Only registered holders of Old Securities are authorized to tender the Old Securities. The procedures by which you may tender or cause to be tendered Old Securities will depend upon the manner in which the Old Securities are held, as described below.

Tender of Old Securities Held Through a Bank, Broker or Other Nominee

If you are a beneficial owner of Old Securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Old Securities in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Old Securities on your behalf using one of the procedures described below.

Tender of Old Securities Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Securities credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Securities as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Securities credited to their accounts. If you are not a DTC participant, you may tender your Old Securities by book-entry transfer by contacting your broker or opening an account with a DTC participant.

Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Old Securities at DTC for purposes of the exchange offer. Subject to the establishment of the accounts, any DTC participant may make book-entry delivery of Old Securities by causing DTC to transfer such Old Securities into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Old Securities may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, in each case, prior to the expiration date. Delivery of tendered Old Securities must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

Any participant in DTC may tender Old Securities by:

(a) effecting a book-entry transfer of the Old Securities to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Securities that the participant has received and agrees to be bound by the terms of the letter of transmittal and makes each of the representations and warrants contained in the letter of transmittal and that The PMI Group may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer;

(b) completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus; or

(c) complying with the guaranteed delivery procedures described below.

With respect to option (a) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

In addition, in order for a tender of Old Securities to be effective, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Old Securities being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message. If you desire to tender your Old Securities and cannot complete the procedures for book-entry transfer on a timely basis, you may still tender your Old Securities if you comply with the guaranteed delivery procedures described below.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of New Securities for Old Securities tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Old Securities:

•	irrevocably sells, assigns and transfers to or upon the order of The PMI Group all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Securities tendered thereby;

•	waives any and all rights with respect to the Old Securities tendered thereby;

•	releases and discharges The PMI Group and the Trustee with respect to the Old Securities from any and all claims such holder may have, now or in the future, arising out of or related to the Old Securities tendered thereby, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Securities tendered thereby;

•	represents and warrants that the Old Securities tendered were owned as of the date of tender, free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim or right;

•	designates an account number of a DTC participant in which the New Securities are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Securities, with full powers of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Securities tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your Old Securities, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Securities and the holder has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the Old Securities are tendered for the account of an Eligible Guarantor Institution. See Instruction 3 in the letter of transmittal.

Withdrawal of Tenders

Tenders of Old Securities in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, but you must withdraw all of your Old Securities previously tendered. Tenders of Old Securities may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of Old Securities may be withdrawn at any time prior to the expiration date, as extended.

Beneficial owners desiring to withdraw Old Securities previously tendered should contact the DTC participant through which such beneficial owners hold their Old Securities. In order to withdraw Old Securities previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion

Program. However, signatures on the notice of withdrawal need not be guaranteed if the Old Securities being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Old Securities may not be rescinded and any Old Securities withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Securities, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your Old Securities and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Securities if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1)	sets forth the name and address of the holder of the Old Securities tendered;

(2)	states that the tender is being made thereby; and

(3)	guarantees that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Securities in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Securities in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Securities unless we waive that condition for all such holders. None of The PMI Group, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Securities involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Securities received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Old Securities by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Securities to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Securities in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Securities are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Securities tendered by such holder.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Securities, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

The Bank of New York Trust Company, N.A. and its affiliates maintain banking relationships with us.

Information Agent

MacKenzie Partners, Inc. has been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the information agent at the address set forth on the back cover page of this prospectus. Holders of Old Securities may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

We have retained Banc of America Securities LLC to act as dealer manager in connection with the exchange offer.

We will pay the dealer manager customary fees for its services in connection with the exchange offer and will also reimburse the dealer manager for certain out-of-pocket expenses, including certain fees and expenses of its legal counsel incurred in connection with the exchange offer. The dealer manager’s fee will be calculated based on the principal amount of Old Securities tendered. Based on the foregoing fee structure, if all of the Old Securities are exchanged in the exchange offer, Banc of America Securities LLC will receive an aggregate fee of approximately $431,983. The obligations of the dealer manager are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this prospectus.

From time to time, the dealer manager and its affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other compensation. We have a credit facility with a syndicate of lenders that includes an affiliate of the dealer manager. The amount of this credit facility is $175 million, which may be increased to $200 million at our request subject to approval by the lenders. There are currently no outstanding borrowings under that facility. In addition, on June 12, 2006, we entered into two U.S. Treasury interest rate lock agreements with an affiliate of the dealer manager for the purpose of protecting against the possibility of rising interest rates relating to debt we may issue during the next few months. From time to time, PMI insures certain mortgage loans underwritten by affiliates of the dealer manager in the ordinary course of its business. The dealer manager and its affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

The dealer manager, in the ordinary course of business, also makes markets in our securities, including the Old Securities. As a result, from time to time, Banc of America Securities LLC may own certain of our securities, including the Old Securities.

Other Fees and Expenses

Tendering holders of Old Securities will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of The PMI Group and its affiliates.

DESCRIPTION OF THE NEW SECURITIES

We will issue the New Securities under an indenture to be dated as of the exchange date, between us and The Bank of New York Trust Company, N.A., as trustee. The following summarizes the material provisions of the New Securities and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the New Securities and the indenture. We refer you to the form of indenture, which contains a form of the New Securities, which is included as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

As used in this description, the words “we”, “us”, “our” or “The PMI Group” refer only to The PMI Group, Inc., a Delaware corporation, and do not include any current or future subsidiary of The PMI Group, Inc.

General

We will issue up to $359,986,000 aggregate principal amount of New Securities in exchange for the Old Securities in the exchange offer. The New Securities will mature on July 15, 2021 and the principal amount due at maturity of each New Security will be $1,000 or an integral multiple thereof. The New Securities will be payable at our office or agency in New York City, which shall initially be the principal corporate trust office of the trustee presently located at 101 Barclay Street, Floor 7E, New York, New York 10286.

The New Securities offered hereby will:

•	bear interest at a per annum rate of 2.50%;

•	bear contingent interest in the circumstances described under “—Contingent Interest”;

•	be general unsecured obligations of The PMI Group, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness; as indebtedness of The PMI Group, the New Securities will be effectively subordinated to all indebtedness and liabilities of our subsidiaries;

•	be convertible into cash and, if applicable, shares of our common stock, at an initial conversion rate of 22.648 shares of our common stock (which represents a conversion price of approximately $44.15 per share), under the conditions and subject to adjustment as described under “—Conversion Rights”;

•	be redeemable at our option, in whole or in part, upon the terms set forth under “—Optional Redemption by The PMI Group”;

•	be subject to repurchase by us at your option on July 15, 2008, 2011 and 2016 or upon a change of control, upon the terms and repurchase prices set forth below under “—Repurchase of New Securities at the Option of Holders”; and

•	be due on July 15, 2021, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of The PMI Group, except to the extent described under “—Repurchase of New Securities at the Option of Holders—Change of Control Put” below.

Under the indenture, we will agree, and by acceptance of a beneficial interest in the New Securities each beneficial owner of the New Securities will be deemed to have agreed, among other things, for U.S. federal income tax purposes, to treat the New Securities as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the discussion below assumes that the New Securities will be so treated. However, no assurance can be given that the Internal Revenue Service will not assert that the New

Securities should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the New Securities. See “Certain United States Federal Income Tax Consequences—Classification of the New Securities”.

In general, beneficial owners of the New Securities will be required to accrue interest income on the New Securities in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the New Securities, rather than at a lower rate based on the accruals on the New Securities for non-tax purposes. Accordingly, owners of New Securities will likely be required to include interest in taxable income in each year in excess of the accruals on the New Securities for non-tax purposes. Furthermore, upon a sale, exchange, conversion or redemption of a New Security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the New Security. In general, the amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of a New Security will be treated as ordinary interest income. Please consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the New Securities. These rules and certain other U.S. federal income tax considerations relating to the holding and disposition of the New Securities are summarized in “Certain United States Federal Income Tax Consequences” below.

No sinking fund is provided for the New Securities. The New Securities will not be subject to defeasance. The New Securities will be issued only in registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of New Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

You may present definitive New Securities for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the principal corporate trust office of the trustee presently located at 101 Barclay Street, Floor 7E, New York, New York 10286.

For information regarding conversion, registration of transfer and exchange of global New Securities, see “—Form, Denomination and Registration”.

Accounting for the Exchange

The New Securities do not have substantially different terms than the Old Securities as defined in EITF Issue No. 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (EITF 96-19). Accordingly, the carrying amount of the New Securities will be the carrying amount of the Old Securities, which is also their face value, and the conversion features of the New Securities will not be valued at issuance. Exchange fees paid to the noteholders will be amortized over the life of the New Securities and all other fees will be expensed. Upon conversion of the New Securities, amounts paid in cash will be compared to the recorded carrying value and a gain or loss on conversion will be recorded.

We currently use the “if converted” method of accounting and used this method prior to the adoption of EITF 04-8. EITF 04-8 became effective for all reporting periods ending after December 15, 2004. Prior to the adoption of EITF 04-8, no shares underlying the Old Securities were included in our diluted earnings per share calculations unless the market price contingency relating to the conversion of the Old Securities was reached. However, with the adoption of EITF 04-8, the market price contingent conversion feature is effectively ignored for purposes of calculating our diluted earnings per share, and since the Old Securities provided for the delivery of shares in all cases, we have been accounting for the Old Securities under the “if converted” method (which provides that all shares underlying the Old Securities be included when calculating our diluted earnings per share results). Application of the “if converted” method under EITF 04-8 resulted in the inclusion of 8,153,000 shares in the calculation of our diluted earnings per share for each reporting period since the date of issuance.

The terms of the New Securities require us to settle the principal amount of such New Securities in cash and deliver shares only for the differential between the stock price on the date of conversion and the base conversion price (equal to a conversion price of approximately $44.15 per share initially). As such, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share, EITF 90-19 and 04-8, we will be required to use the treasury stock equivalent method to calculate the dilutive impact on earnings per share. Under this method, our diluted shares outstanding will reflect only the shares of common stock issuable to settle the conversion obligation assuming conversion at period-end. Consequently, the New Securities will result in a lower diluted share count and higher diluted earnings per share in the future. The number of additional shares will be determined by the formula set forth in “—Conversion Rights”.

The exchange of the Old Securities for the New Securities will have no impact on prior periods, thus the prior period diluted earnings per share will be unaffected. Reported diluted earnings per share for the year ended December 31, 2005 and the first quarter ended March 31, 2006 were $4.10 and $1.09, respectively, as calculated using the “if converted” method. If the proposed New Securities had been in existence for the year ended December 31, 2005 and the first quarter ended March 31, 2006, diluted earnings per share for the year ended December 31, 2005 and the first quarter ended March 31, 2006 would have been $4.38 and $1.16, respectively, as calculated using the “treasury stock method”. Additionally, there would have been no material impact on our statement of income, balance sheet, book value per share or ratio of earnings to fixed charges for the year ended December 31, 2005 or the first quarter ended March 31, 2006.

Interest

The New Securities will bear interest at a rate of 2.50% per annum from July 15, 2006. We will also pay contingent interest on the New Securities in the circumstances described under “—Contingent Interest”. We will pay interest semiannually on January 15 and July 15 of each year beginning January 15, 2007, to the holders of record at the close of business on the preceding January 1 and July 1, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued and unpaid interest on any New Securities that are converted into cash and, if applicable, our common stock. See “—Conversion Rights”. If a holder of New Securities converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest on those New Securities, notwithstanding the holder’s conversion of those New Securities prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders New Securities for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts New Securities that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem New Securities on a date that is after a record date but prior to the corresponding interest payment date, and prior to the redemption date a holder of New Securities selected for redemption chooses to convert those New Securities, the holder will not be required to pay us, at the time that holder surrenders those New Securities for conversion, the amount of interest it will receive on the interest payment date.

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem, or holders elect to require us to repurchase, the New Securities on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the New Securities being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those New Securities.

Except as provided below, we will pay interest on:

•	global New Securities to DTC in immediately available funds;

•	any definitive New Securities having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those New Securities; and

•	any definitive New Securities having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those New Securities.

At maturity we will pay interest on the definitive New Securities at our office or agency in New York City, which initially will be the principal corporate trust office of the trustee presently located at 101 Barclay Street, Floor 7E, New York, New York 10286.

We will pay principal on:

•	global New Securities to DTC in immediately available funds; and

•	any definitive New Securities at our office or agency in New York City, which initially will be the principal corporate trust office of the trustee in New York City.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest

The interest rate on the New Securities will increase to the Reset Rate for any semi-annual period commencing on July 15, 2008, 2011 or 2016, each of which we refer to as a “Reset Rate Determination Date”, if the Trading Price Condition for that semi-annual period is satisfied. The “Trading Price Condition” is satisfied for any semi-annual period if the sale price of our common stock for any 20 out of the last 30 trading days ending five days prior to the first day of such semi-annual period is less than or equal to 60% of the conversion price of the New Securities in effect for each of those 20 trading days.

Following an increase to the Reset Rate, the interest rate on the New Securities will remain the Reset Rate unless and until the first day of a subsequent semi-annual period for which the Trading Price Condition is not satisfied, at which time the interest rate on the New Securities will revert to 2.50% per annum and will remain at such rate unless and until the Trading Price Condition is satisfied for a semi-annual period commencing on a subsequent Reset Rate Determination Date.

If the Reset Rate is in effect for a particular semi-annual period, we will pay a portion of any increase represented by the change to the Reset Rate as cash interest at an annualized rate of 0.35% per annum (0.175% per semi-annual period) and any remaining increase in interest will be added to the principal amount of the New Securities (but which will not affect the conversion price or conversion rate of the New Securities) and will be accrued and payable at maturity, upon any repurchase at the option of the holder or upon any optional redemption by us. Interest, additional interest and contingent interest will accrue on any such remaining increase in interest and be payable at such times as interest, additional interest and contingent interest is otherwise payable.

The “Reset Rate” determined as of each Reset Rate Determination Date will be equal to 75% of the rate that would, in the sole judgment of the Reset Rate Agent, result in a trading price of par of a hypothetical issue of senior, nonconvertible, noncontingent, fixed rate debt securities of The PMI Group with:

•	a final maturity comparable to the New Securities then outstanding;

•	an aggregate principal amount equal to the aggregate principal amount of the New Securities then outstanding; and

•	covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of the New Securities, but which are not subject to repurchase by The PMI Group at the option of the holder.

In no case, however, will the Reset Rate ever be greater than 12% or less than 2.85%. In addition, if the Reset Rate Agent has not established the Reset Rate for the applicable semi-annual period, or if the Reset Rate Agent determines, in its sole judgment, that there is no suitable reference rate from which the Reset Rate may be determined, the Reset Rate for that period will be the Reset Rate most recently determined (except if there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate mutually agreed upon by the Reset Rate Agent and us reflecting current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent shall determine a new Reset Rate.

We will appoint a Reset Rate Agent. For the determination of the Reset Rate, the Reset Rate Agent will seek indicative reference rates from three nationally-recognized investment banks, and the Reset Rate shall be the average of such three indicative reference rates, provided that if at least three such indicative reference rates cannot reasonably be obtained by the Reset Rate Agent, but two such indicative reference rates are obtained, then the average of the two indicative reference rates shall be used, and if only one such indicative reference rate can reasonably be obtained by the Reset Rate Agent, this one indicative reference rate shall be used. The determination of any Reset Rate will be conclusive and binding upon the Reset Rate Agent, The PMI Group, the trustee and the holders of the New Securities, in the absence of manifest error. We may remove the Reset Rate Agent and appoint a successor Reset Rate Agent at any time.

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, then as reported by the Nasdaq system. In the absence of such quotations, we will be entitled to determine the sales price on the basis of such quotations as it considers appropriate.

In the event contingent interest is payable, we will disseminate a press release through Bloomberg Business News or the Dow Jones News Service containing this information or publish the information on our website or through such other public medium as we may use at that time.

We will pay the cash component of contingent interest, if any, in the same manner as we will pay interest described above under “—Interest”, and your obligations in respect of the payment of contingent interest in connection with the conversion of any New Securities will also be the same as described above under “—Interest”.

Conversion Rights

General

You may convert any outstanding New Securities (or portions of outstanding New Securities) as described below into cash and, if applicable, shares of our common stock, initially at a conversion rate of 22.648 shares of our common stock, determined as described in this prospectus, for each $1,000 principal amount of New Securities (equal to a conversion price of approximately $44.15 per share initially). The conversion price is subject to adjustment as described below. You may convert New Securities only in denominations of $1,000 and integral multiples of $1,000.

Holders may surrender New Securities for conversion prior to the stated maturity only under the following circumstances:

•	during any conversion period, as described below, if the sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of the conversion period was more than 120% of the conversion price on that thirtieth trading day (in the event that the conversion price on that thirtieth day is not the same as the conversion price in effect for each of those 30 trading days, the conversion agent will make those adjustments as it, in its discretion, deems appropriate in determining whether this condition has been met);

•	during the five business-day period following any 10 consecutive trading day period in which the average of the trading prices, as described below, for the New Securities for that 10 trading day period was less than 105% of the average parity value, as described below, for the New Securities during that period;

•	during any period after the 30th day following the initial issuance of the New Securities in which the credit rating assigned to the New Securities by both Moody’s and Standard & Poor’s is below Baa3 or BBB-, respectively, the credit rating assigned to the New Securities by both rating agencies is suspended or withdrawn or that neither rating agency is rating the New Securities;

•	if we have called the New Securities for redemption; or

•	upon the occurrence of the specified corporate transactions discussed below.

If you have exercised your right to require us to repurchase your New Securities as described under “—Repurchase of New Securities at the Option of Holders”, you may convert your New Securities only if you withdraw your notice of exercise and convert your New Securities prior to the close of business on the repurchase date, in the case of the repurchase right described under “—Repurchase of New Securities at the Option of Holders—Optional Put”, and the business day immediately preceding the repurchase date, in connection with the repurchase right described under “—Repurchase of New Securities at the Option of Holders—Change of Control Put”.

Conversion Upon Satisfaction of Market Price Conditions

A holder may surrender any of its New Securities for conversion during any conversion period if the sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of the conversion period exceeds 120% of the conversion price on that thirtieth trading day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day in the immediately following fiscal quarter.

A holder also may surrender any of its New Securities for conversion during the five business-day period following any 10 consecutive trading day period in which the average of the trading prices for the New Securities for that 10 trading day period was less than 105% of the average parity value for the New Securities during that period. We refer to this condition as the “trading price condition”. “Parity value” is equal to the product of the sale price for our common stock on a given day multiplied by the then current conversion rate. The “trading price” of the New Securities on any date of determination means the average of the secondary market bid quotations per New Security obtained by us or the calculation agent for $10,000,000 principal amount of the New Securities at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, this one bid shall be used. If either we or the calculation agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the New Securities from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Securities, then the trading price of the New Securities will equal (a) the then-current conversion rate of the New Securities multiplied by (b) the sale price of our common stock on such determination date.

The trading price condition with respect to the Old Securities (which is calculated in the same manner as the trading price condition for the New Securities) was satisfied on June 28, 2006. As a result, holders of the Old Securities, subject to the terms and conditions set forth in the Old Securities and the indenture relating to the Old Securities, have the option to convert all or a portion of their Old Securities into shares of our common stock during the period commencing on June 29, 2006 and continuing during the period that the trading price condition continues to be met or the Old Securities otherwise are convertible pursuant to the terms of the indenture relating to the Old Securities. We will make a public announcement if and when the trading price condition is no longer satisfied. Until such a public announcement is made, the Old Securities will be convertible into shares of our common stock, subject to the terms and conditions for such conversion set forth in the Old Securities and the indenture relating to the Old Securities.

If the trading price condition with respect to the Old Securities continues to be satisfied and the Old Securities are convertible into shares of Common Stock on the date of issuance of the New Securities, the New Securities will be convertible into cash and shares of common stock, if any, for the first ten trading days following the date of issuance. Thereafter, whether the New Securities will be convertible will depend on whether the trading price condition, or any other condition to convertibility of the New Securities, is satisfied with respect to the terms of the indenture relating to the New Securities.

Conversion Upon Credit Rating Event

A holder may surrender any of its New Securities for conversion during any period in which the credit ratings assigned to the New Securities by both Moody’s and Standard & Poor’s are below Baa3 or BBB-, respectively, or in which the credit ratings assigned to the New Securities are suspended or withdrawn by both rating agencies or in which neither rating agency is rating the New Securities.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any New Securities we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the New Securities are not otherwise convertible at that time. If a holder already has delivered a purchase notice or a change of control purchase notice with respect to a New Security, however, the holder may not surrender that New Security for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

Even if none of the other conditions described above has occurred, if:

•	we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock on the business day immediately preceding the announcement of such distribution,

•	we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the sale price of the common stock on the day preceding the declaration date for the distribution, or

•	a change of control as described under “Repurchase of New Securities at the Option of Holders—Change of Control Put” occurs but holders of New Securities do not have the right to require us to repurchase their New Securities as a result of such change of control because either (1) the sale price of our common stock for a specified period prior to such change of control exceeds a specified level or (2) the consideration received in such change of control consists of freely tradeable stock and the New Securities become convertible into that stock (each as more fully described under “Repurchase of New Securities at the Option of Holders—Change of Control Put”), then we must notify the holders of New Securities at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be. Once we have given that notice, holders may surrender their New Securities for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place, in the case of a distribution, or until the earlier of 30 days of the change of control notice or the date we announce that the change of control will not take place, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of New Securities to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

In addition, if we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender New Securities for conversion at any time from and after the date which is 15 days prior to the date announced by us as the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the conversion value (as defined under “—Payment” below) will be determined based upon the kind and amount of cash, securities or other property which a holder of a number of shares of common stock equal to the conversion rate would have received in such transaction. If the transaction also constitutes a “change of control”, as defined below, the holder can require us to repurchase all or a portion of its New Securities as described under “—Repurchase of New Securities at the Option of Holders—Change of Control Put”.

Conversion Procedures

Except as provided below, if you convert your New Securities on any day other than an interest payment date, you will not receive any interest that has accrued on those New Securities since the prior interest payment date. That is, accrued and unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued on those New Securities, notwithstanding the conversion of New Securities prior to the interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any New Securities for conversion, you must pay us an amount equal to the interest that has accrued and that will be paid on the New Securities being converted on the interest payment date. The preceding sentence does not apply to New Securities that are converted after being called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we call your New Securities for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your New Securities, you will not be required to pay us at the time you surrender your New Securities for conversion the amount of interest on the New Securities you will receive on the date that has been fixed for redemption.

To the extent that you receive any shares of our common stock in a conversion when you exercise your conversion rights, you will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

To convert interests in a global New Security, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive New Security, you must:

•	complete the conversion notice on the back of the New Securities (or a facsimile thereof);

•	deliver the completed conversion notice and the New Securities to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the New Securities to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all taxes or duties, if any as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New Securities will be deemed to have been converted immediately prior to the close of business on the conversion date.

Payment

Upon conversion of the New Securities, we will deliver for each $1,000 principal amount of New Securities:

•	an amount in cash, referred to as the “cash amount”, equal to the lesser of (a) the aggregate conversion value of the New Securities to be converted and (b) the aggregate principal amount of the New Securities to be converted; and

•	if the aggregate “conversion value” (as defined below) of the New Securities to be converted is greater than the cash amount, a number of shares of common stock (the “net shares”, and together with the cash amount, the “settlement amount”) equal to the greater of (x) zero and (y) the sum of, for each day of the cash settlement period described below, the quotient of (A) 10% of the difference between (1) the product of the then-current conversion rate and the closing price of our common stock for such date, and (2) $1,000, divided by (B) the last reported sale price of our common stock for such day.

We will not issue fractional shares of common stock on conversion of the New Securities. Instead, we will pay the cash value of such fractional shares based on the last reported sale price of our common stock on the trading day immediately before the conversion date.

The “conversion value” means the product of (1) the conversion rate in effect and (2) the average of the closing prices of our common stock for the trading days during the cash settlement period.

The “cash settlement period” with respect to any New Securities means the 10 consecutive trading days beginning on the second trading day after the conversion date for those New Securities.

Our delivery to the holder of the settlement amount will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the New Securities; and

•	to satisfy our obligation to pay accrued and unpaid interest attributable to the period from the date of the original issuance of the New Securities through the conversion date.

The conversion rate will not be adjusted for any contingent interest.

The amount of cash and a certificate for the number of full shares of common stock into which any New Securities are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent on the third business day following the last day of the cash settlement period. Notwithstanding the foregoing, we will not be required to deliver certificates for shares of common stock while the stock transfer books for such stock or the security register are duly closed for any purpose, but certificates for shares of common stock will be issued and delivered as soon as practicable after the opening of such books or security register. For a discussion of the tax treatment of a holder receiving cash or shares of common stock upon conversion, see “Certain United States Federal Income Tax Consequences—Classification of the New Securities”.

If a holder tenders New Securities for conversion and the conversion value is being determined at a time when the New Securities are convertible into other property in addition to or in lieu of our common stock, the conversion value of each New Security and the net share amount will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the 10 trading day averaging period.

Settlement (in cash and/or shares) will occur on the third business day following the final day of the 10 trading day averaging period.

Conversion Price Adjustments

We will adjust the initial conversion price for certain events, including:

•	issuances of our common stock as a dividend or distribution to all holders of our common stock;

•	certain subdivisions and combinations of our common stock;

•	issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the sale price of our common stock on the business day immediately preceding the date of the announcement of such issuance;

•	distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

—	the rights and warrants referred to in the immediately preceding bullet point,

—	any dividends and distributions in connection with a reclassification, change, consolidation, merger combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph, or

—	any dividends or distributions paid exclusively in cash;

•	distributions consisting exclusively of cash (subject to certain exceptions) to all holders of our common stock to the extent that those distributions, combined together with:

—	all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

—	any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution; our “market capitalization”, as of any date, is the product of the average of the daily sales prices of our common stock for the ten trading days prior to such date times the number of shares of our common stock then outstanding; and

•	purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

—	any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

—	the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made,

exceeds	10% of our market capitalization on the expiration of the tender offer.

With respect to our rights issued pursuant to our rights plan as described under “Description of Capital Stock—Preferred Share Purchase Rights Plan”, if holders of New Securities exercising the right of conversion attaching thereto after the date the rights separate from the underlying common stock are not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock received upon conversion, the conversion price will be adjusted as though the rights were being distributed to holders of common stock on the date of such separation. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion price on an equitable basis.

We will not make any adjustment if holders of New Securities may participate in the transactions described above or in certain other cases. In cases:

•	where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to stockholders equals or exceeds the average sale price of the common stock over a specified period, or

•	in which the average sale price of the common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the conversion value and the net share amount will be determined based upon, in addition to the shares of common stock, the kind and amount of securities, cash or other assets comprising the distribution that a holder of a number of shares of common stock equal to the conversion rate would have received.

We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

•	consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction, the conversion value and the net share amount will be determined based upon the consideration a holder of a number of shares of common stock equal to the conversion rate would have received in such reclassification, change, consolidation, combination, merger, sale or conveyance. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in any such transaction, we will make adequate provision whereby the holders of the New Securities shall have a reasonable opportunity to determine the form of consideration, into which all of the New Securities, treated as a single class, shall be convertible from and after the effective date of such transaction (subject to our ability to settle the conversion obligation in cash). Any such determination shall be subject to any limitations to which all of the holders of the common stock are subject, such as pro-rata reductions applicable to any portion of the consideration to be paid. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

In the event we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection “—Conversion Price Adjustments”, which, in the case of the fourth bullet, has a per share value equal to more than 10% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under “—Conversion Upon

Specified Corporate Transactions”, or if the New Securities are otherwise convertible, we will be required to give notice to the holders of New Securities at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the New Securities may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a New Security to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock.

To the extent permitted by law, from time to time we may reduce the conversion price of the New Securities by any amount for any period of at least 20 days. In that case, we will give at least 15 days’ notice of the reduction. We may also reduce the conversion price to avoid any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or similar event. See “Certain United States Federal Income Tax Consequences—Constructive Dividends”.

Optional Redemption by The PMI Group

We may redeem the New Securities for cash at any time as a whole, or from time to time in part, at a redemption price equal to the principal amount of those New Securities plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those New Securities to the redemption date. We will give at least 30 days but not more than 60 days’ notice of redemption by mail to holders of New Securities. New Securities or portions of New Securities called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

If we do not redeem all of the New Securities, the trustee will select the New Securities to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis or by another method the trustee considers fair and appropriate (so long as such method is not prohibited by the rules of any stock exchange on which the New Securities are then listed). If any New Securities are to be redeemed in part only, we will issue a New Security or New Securities in principal amount equal to the unredeemed principal portion thereof. If a portion of your New Securities is selected for partial redemption and you convert a portion of your New Securities, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of New Securities at the Option of Holders

Optional Put

On July 15, 2008, 2011 and 2016, holders may require us to repurchase any outstanding New Securities for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to the principal amount of those New Securities plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those New Securities to the repurchase date. Holders may submit their New Securities for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

We must satisfy all of the purchase price of New Securities that the holders require us to repurchase in cash. We will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their New Securities as described below.

The repurchase notice given by each holder electing to require us to repurchase New Securities shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

•	the certificate numbers, if any, of the holders’ New Securities to be delivered for repurchase or the appropriate depositary procedures if certificated New Securities have not been issued;

•	the portion of the principal amount of New Securities to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Securities are to be repurchased by us pursuant to the applicable provisions of the New Securities and the Indenture.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of New Securities being withdrawn;

•	the certificate numbers, if any, of the New Securities being withdrawn; and

•	the principal amount, if any of the New Securities that remain subject to the repurchase notice.

In connection with any repurchase we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for New Securities for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New Securities, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the New Securities to be paid promptly following the later of the repurchase date or the time of delivery of the New Securities, together with such endorsements.

If the paying agent holds money sufficient to pay the purchase price of the New Securities for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the New Securities will cease to be outstanding and interest on the New Securities will cease to accrue, whether or not the New Securities are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New Securities.

Notwithstanding the foregoing, we will not repurchase any New Securities pursuant to the foregoing provisions if there has occurred and is continuing an event of default (as defined in “—Events of Default” below), other than a default in the payment of the purchase price of any New Securities pursuant to the repurchase right. In this instance, the paying agent will promptly return to the respective securityholders any New Securities (x) with respect to which a repurchase notice has been withdrawn in compliance with the indenture or (y) held by it during the continuance of that event of default, in which case, upon return of the New Securities, the repurchase notice with respect to such New Securities will be deemed to have been withdrawn.

Our ability to repurchase New Securities may be limited by restrictions on the ability of The PMI Group to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements.

Change of Control Put

If a change of control, as described below, occurs, you will have the right (subject to certain exceptions set forth below) to require us to repurchase for cash all of your New Securities not previously called for redemption, or any portion of those New Securities, that is equal to $1,000 in principal amount or a whole multiple of $1,000 at a purchase price equal to the principal amount of all New Securities you require us to repurchase plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those New Securities to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the New Securities, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date will be 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver, prior to the close of business on the business day immediately preceding the repurchase date, written notice to the paying agent of your exercise of your repurchase right, together with the New Securities with respect to which your right is being exercised. You may withdraw this repurchase notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

A “change of control” will be deemed to have occurred at such time after the original issuance of the New Securities when any of the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

•	the first day on which a majority of the members of the board of directors of The PMI Group are not continuing directors; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

—	any transaction:

(1)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(2)	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

—	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

However, notwithstanding the foregoing, you will not have the right to require us to repurchase your New Securities if:

•	the sale price per share of our common stock for any five trading days within:

—	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above, or

—	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

equals or exceeds 110% of the conversion price of the New Securities in effect on each of those five trading days; or

•	100% of the consideration in the transaction or transactions, other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, constituting a change of control consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the New Securities become convertible (subject to the net share settlement provisions of the indenture) into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

Notwithstanding the foregoing, we will not repurchase any New Securities pursuant to the foregoing provisions if there has occurred and is continuing an event of default (as defined in “—Events of Default” below), other than a default in the payment of the purchase price of any New Securities pursuant to the repurchase right. In this instance, the paying agent will promptly return to the respective securityholders any New Securities (x) with respect to which a repurchase notice has been withdrawn in compliance with the indenture or (y) held by it during the continuance of that event of default, in which case, upon return of the New Securities, the repurchase notice with respect to such New Securities will be deemed to have been withdrawn.

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the New Securities. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your New Securities as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

If the paying agent holds money sufficient to pay the purchase price of the New Securities which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those New Securities will cease to be outstanding and interest on the New Securities will cease to accrue, whether or not the New Securities are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New Securities.

The foregoing provisions would not necessarily protect holders of the New Securities if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the New Securities but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase New Securities upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the New Securities may be limited by restrictions on the ability of The PMI Group to obtain funds for such repurchase through dividends from its subsidiaries. In addition, the occurrence of a change of control could cause an event of default under or be prohibited or limited by the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the New Securities that might be delivered by holders of New Securities seeking to exercise the repurchase right.

The change of control purchase feature of the New Securities may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the change of control purchase feature is a standard term contained in securities similar to the New Securities.

Merger and Sales of Assets

The indenture provides that The PMI Group may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof, the District of Columbia or specified jurisdictions outside the United States;

•	such person assumes all obligations of The PMI Group under the New Securities and the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	The PMI Group or such successor delivers to the trustee certificates and opinions required under the indenture.

The occurrence of certain of the foregoing transactions could constitute a change of control.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	default in our obligation to convert New Securities into cash and, if applicable, shares of our common stock upon exercise of a holder’s conversion right;

•	default in our obligation to repurchase New Securities at the option of holders;

•	default in our obligation to redeem New Securities after we have exercised our redemption option;

•	default in our obligation to pay the principal amount on the New Securities when due;

•	default in our obligation to pay any accrued and unpaid interest, including contingent interest or additional interest, if any, in each case, when due and payable, and continuance of such default for a period of 30 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the New Securities or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the New Securities then outstanding;

•	a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money of The PMI Group or any designated subsidiary in an aggregate amount of $25 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the New Securities then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a designated subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

Our “designated subsidiaries” shall mean PMI Mortgage Insurance Co., PMI Mortgage Insurance Australia (Holdings) Pty Limited, PMI Mortgage Insurance Ltd and any other existing or future, direct or indirect, subsidiary of The PMI Group (with certain exceptions) whose assets constitute 25% or more of the total assets of The PMI Group on a consolidated basis. Notwithstanding the foregoing, in the case of any subsidiary that is not accounted for as a consolidated entity in The PMI Group’s consolidated financial statements in accordance with U.S. generally accepted accounting principles, only The PMI Group’s proportionate share of the assets of that subsidiary based on The PMI Group’s direct or indirect ownership of equity interests in that subsidiary will be counted for purposes of determining (x) whether that subsidiary’s assets constitute 25% or more of The PMI Group’s total assets or (y) whether that subsidiary, considered together with any other subsidiaries, taken as a whole, would constitute a “designated subsidiary”. In addition, neither SPS Holding Corp. (formerly Fairbanks Capital Holding Corp.) nor any of its subsidiaries (nor any successor by merger or similar transaction to any of the foregoing) will be deemed a “designated subsidiary” or considered together with any other subsidiary to determine whether such group of subsidiaries, taken as a whole, would constitute a “designated subsidiary”.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the New Securities notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the New Securities when due or in the payment of any redemption or repurchase obligation.

If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the New Securities and any accrued and unpaid interest, including contingent interest, and additional interest, if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “—Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the New Securities then outstanding may declare the New Securities due and payable at their principal amount together with any accrued and unpaid interest, including contingent interest, and additional interest, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of New Securities by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the New Securities then outstanding upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of New Securities before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the New Securities then outstanding through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture, including the terms and conditions of the New Securities, cannot be modified or amended, without the written consent or the affirmative vote of the holder of each New Security affected by such change, to:

•	change the maturity of the principal of, or any installment of interest or any contingent interest or additional interest on, any New Security;

•	reduce the principal amount of, or any interest or contingent interest on (including any payment of additional interest), redemption price or purchase price (including change of control purchase price) on any New Security;

•	impair or adversely affect the conversion rights of any holder of New Securities;

•	reduce the value of our common stock to which reference is made in determining whether an interest adjustment will be made on the New Securities, or change the method by which this value is calculated;

•	change the currency of payment of such New Security or interest thereon from U.S. dollars;

•	alter or otherwise modify the manner of calculation or rate of accrual of interest, including contingent interest or additional interest, on any New Security or extend the time for payment of any amounts due to the holders of New Securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any New Security;

•	modify our obligations to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders or the conversion rights of holders of the New Securities;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of New Securities;

•	reduce the percentage in aggregate principal amount of New Securities outstanding necessary to modify or amend the indenture or to waive any past default, except to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each New Security affected by such change;

•	reduce the percentage in aggregate principal amount of New Securities outstanding required for the adoption of a supplemental indenture or for any waiver provided for in the indenture; or

•	modify any of the above provisions.

Changes Requiring Majority Approval

The indenture, including the terms and conditions of the New Securities, may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the New Securities at the time outstanding.

Changes Requiring No Approval

The indenture, including the terms and conditions of the New Securities, may be modified or amended by us and the trustee, without the consent of the holder of any New Security, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of New Securities;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of New Securities if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of New Securities in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of New Securities;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of New Securities in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interest of the holders of New Securities.

Form, Denomination and Registration

Denomination and Registration. The New Securities will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global New Securities: Book-Entry Form. New Securities will be evidenced by one or more global New Securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global New Securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global New Securities directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global New Securities held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global New Securities, Cede & Co. for all purposes will be considered the sole holder of the global New Securities. Except as provided below, owners of beneficial interests in the global New Securities:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global New Securities.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments on the global New Securities to Cede & Co., the nominee of DTC, as the registered owner of the global New Securities. None of The PMI Group, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global New Securities to owners of beneficial interests in the global New Securities.

It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global New Securities, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the New Securities represented by the global New Securities, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in New Securities represented by the global New Securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name”.

If you would like to convert your New Securities pursuant to the terms of the New Securities, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the New Securities represented by global New Securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither The PMI Group nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of New Securities, including, without limitation, the presentation of New Securities for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global New Securities are credited and only for the principal amount of the New Securities for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the New Securities. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global New Securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause New Securities to be issued in definitive form in exchange for the global New Securities. None of The PMI Group, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global New Securities.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

The indenture and the New Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the New Securities. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

Calculations in Respect of New Securities

We or our agents will be responsible for making all calculations called for under the New Securities. These calculations include, but are not limited to, determination of the market prices of the New Securities and of our common stock and amounts of interest and contingent payments, if any, on the New Securities. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of New Securities. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the New Securities to holders of the Old Securities and New Securities who participate in the exchange and who hold such securities as capital assets. It is based on the opinion of Sullivan & Cromwell LLP, special tax counsel to The PMI Group. The discussion is general in nature, and does not discuss all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances (including, for example, the potential application of the alternative minimum tax), or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, persons holding the securities as part of a straddle, hedging or conversion transaction, and dealers in securities). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders. We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This summary does not deal with persons that acquire New Securities subsequent to the exchange offer.

For purposes of the discussion herein, a “U.S. Holder” means a beneficial owner of an Old Security or a New Security, as the case may be, who is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

For purposes of the discussion herein, a “Non-U.S. Holder” means a beneficial owner of an Old Security or a New Security, as the case may be, who is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Old Security or a New Security, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of an Old Security or a New Security that is a partnership and partners in such partnership should consult their tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations that could affect the tax consequences described herein.

EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW SECURITIES AND THE COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, AND ARISING AS A RESULT OF CHANGES IN U.S. FEDERAL INCOME TAX LAWS OR THE TAX LAWS OF SUCH OTHER JURISDICTIONS.

Exchange of Old Securities for New Securities

U.S. Holders

Characterization of the Exchange

Under current Treasury Regulations, the exchange of Old Securities for New Securities will be treated as a taxable exchange for U.S. federal income tax purposes (referred to in this discussion as a “Tax Exchange”) only if, taking into account the differences between the terms of the Old Securities and the New Securities, there is deemed to be a “significant modification” of the Old Securities.

In general, these Treasury Regulations provide that a modification of a debt instrument is a significant modification if the legal rights or obligations that are altered and the degree to which they are altered are “economically significant”. We intend to take the position that the modifications to the Old Securities resulting from the exchange offer will not constitute a significant modification of the Old Securities. This position, however, is subject to uncertainty and could be challenged by the IRS.

U.S. Federal Income Tax Treatment If No Tax Exchange

If, consistent with our position, the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities, the New Securities will be treated as a continuation of the Old Securities. In that case, apart from the receipt of the exchange fee (discussed below) there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges Old Securities for New Securities pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Securities as it had in the Old Securities immediately before the exchange. In addition, any such holder will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. These rules and certain other U.S. federal income tax considerations relating to the holding and disposition of the New Securities are summarized below.

U.S. Federal Income Tax Treatment If Tax Exchange

There can be no assurance that the IRS will agree that the exchange does not constitute a Tax Exchange. U.S. Holders and their tax advisors should consider whether such a Tax Exchange would constitute a recapitalization for U.S. federal income tax purposes. Whether such a Tax Exchange qualifies as a recapitalization depends on, among other things, whether the Old Securities and the New Securities constitute “securities” for U.S. federal income tax purposes. We intend to take the position that the Old Securities and the New Securities should constitute securities for U.S. federal income tax purposes. However, the rules for determining whether debt instruments such as the Old Securities and the New Securities are securities are complex and unclear. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact of put and call features of the type included in the Old and New Securities on the analysis of whether a debt instrument is a security. If both the Old Securities and the New Securities constitute securities for U.S. federal income tax purposes, the exchange should qualify as a recapitalization for U.S. federal income tax purposes.

The proper application of the recapitalization rules to a debt instrument subject to the Treasury Regulations relating to contingent payment debt instruments is unclear. If the exchange of the Old Securities for New Securities is treated as a Tax Exchange, and if the Tax Exchange is treated as a recapitalization, we believe that a U.S. Holder generally should not recognize any gain or loss as a result of the exchange, and generally should have the same tax basis and holding period in the New Securities as such U.S. Holder had in the Old Securities prior to the exchange.

If, contrary to our position, the exchange of the New Securities for the Old Securities is considered a Tax Exchange and, further, such Tax Exchange is not treated as a recapitalization, such Tax Exchange would be a fully taxable transaction, and an exchanging U.S. Holder may be required to recognize gain in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Old Securities surrendered. The amount realized would generally be the fair market value of the New Securities. Any resulting gain generally would be treated as ordinary interest income. In addition, in such a case, a U.S. Holder’s holding period in the New Securities would begin the day after the exchange, and such U.S. Holder’s tax basis in the New

Securities generally would equal the fair market value of the New Securities. Even if the exchange is not a recapitalization, a U.S. Holder may not be able to recognize a loss under the U.S. federal income tax rules relating to “wash sales”. In addition, among other things, a U.S. Holder may be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the Old Securities, may have significantly different treatment upon conversion of the New Securities, and may have a significantly different basis in their common stock acquired upon conversion of the New Securities.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE OWNERSHIP, SALE, EXCHANGE, CONVERSION OR REDEMPTION OF NEW SECURITIES IF THE EXCHANGE IS TREATED AS A TAX EXCHANGE.

Non-U.S. Holders

If, consistent with our position, the New Securities are treated as a continuation of the Old Securities, there will be no U.S. federal income tax consequences to a Non-U.S. Holder who participates in the exchange, except with respect to the receipt of the exchange fee. If, contrary to our position, the exchange of the Old Securities for New Securities constitutes a significant modification for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder will be eligible for exemption from U.S. federal income or withholding tax to the same extent as would be the case for gain realized upon any sale or exchange of the Old Securities.

Exchange Fee

We intend to treat payment of the exchange fee as consideration to holders for participating in the exchange offer. In that case, such payment would result in ordinary income to holders participating in the exchange offer and we will report such payments to holders and the IRS for information purposes in accordance with such treatment. In addition, because we intend to treat the payment of the exchange fee as ordinary income, any exchange fee paid to a non-U.S. Holder may be subject to a withholding tax of 30% unless the non-U.S. Holder provides to a withholding agent either an IRS Form W-8ECI certifying that such payment is effectively connected with such holder’s conduct of a United States trade or business, or an IRS Form W-8BEN certifying that such payment is subject to a reduced rate of withholding under an applicable United States income tax treaty.

Classification of the New Securities

Pursuant to the terms of the indenture, we and each holder of the New Securities agree, for U.S. federal income tax purposes, to treat the New Securities as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the New Securities will be so treated. However, no assurance can be given that the IRS will not assert that the New Securities should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the New Securities.

U.S. Holders

Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the New Securities, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you would likely be required to include interest in taxable income in each year in excess of the accruals on the New Securities for non-tax purposes and in excess of any interest payments actually received in that year.

In general, you must accrue an amount of ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of a New Security that equals:

•	the product of (i) the adjusted issue price of the New Security as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the New Security, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the New Security.

The issue price of a New Security is the first price at which a substantial amount of the Old Securities was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a New Security is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the New Security.

The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument.

We are required to provide to you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the New Securities. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the exchange feature. The comparable yield and projected payment schedule are available from The PMI Group by telephoning The PMI Group, Inc. Investor Relations Department at (925) 658-7878 or submitting a written request for such information to: The PMI Group, Inc., 3003 Oak Road, Walnut Creek, California 94597, Attention: Investor Relations Department.

For U.S. federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the New Securities, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or projected payment schedule, you must also establish that our comparable yield or projected payment schedule is unreasonable.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NEW SECURITIES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE NEW SECURITIES.

Adjustments to Interest Accruals on the New Securities

If you receive actual payments with respect to a New Security in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

If you receive actual payments with respect to a New Security in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the New Securities for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the New Security and the Old Security during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the New Securities or to reduce the amount realized on a sale, exchange, conversion, redemption or repurchase of the New Securities. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Conversion or Redemption of the New Securities

Generally, the sale, exchange, conversion or redemption of a New Security will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the New Securities includes the receipt of stock upon exchange as a contingent payment with respect to the New Securities. Accordingly, the receipt of our common stock by you upon the exchange or conversion of a New Security will be treated as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and projected payment schedule. Under this treatment, an exchange or conversion will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received, and (b) your adjusted tax basis in the New Security. Your adjusted tax basis in a New Security will generally be equal to your original purchase price for the Old Security, increased by any interest income previously accrued by you with respect to the Old Security and the New Security (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments previously made on the Old Security and the New Security to you. Gain recognized upon a sale, exchange, conversion or redemption of a New Security will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Your tax basis in our common stock received upon conversion of a New Security will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the New Securities, the conversion rate of the New Securities is increased, such increase may be deemed to be the payment of a taxable dividend to you.

For example, an increase in the conversion rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Non-U.S. Holders

Payments Made With Respect to the New Securities

Under U.S. federal income tax law, and subject to the discussions of backup withholding below:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax at a 30% rate (or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate) from payments of interest and principal to you if, in the case of payments of interest:

(1)	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(2)	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and

(3)	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

(a)	you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

(b)	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

(c)	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i.    a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.    a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii.    a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

(d)	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.    certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.    to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

(e)	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations;

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale, exchange, conversion or redemption of a New Security, unless the gain is “effectively connected” with your conduct of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise; and

•	if interest paid to you is “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, the interest is attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the interest, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

(1)	you are a non-United States person, and

(2)	the interest is effectively connected with your conduct of a trade or business within the United States and is includible in your gross income.

“Effectively connected” interest is taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” interest that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Dividends on Common Stock and Constructive Dividends

Except as described below, if you are a Non-U.S. Holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a Non-U.S. Holder of a New Security and you receive a constructive dividend as a result of a change in the conversion rate of your New Security, we and other payors may withhold on other payments made on your New Security in between the date of the constructive dividend and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive dividend is made if the relevant payor has control over, or custody, of money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States IRS.

If dividends or constructive dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from such dividends or any other payments, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends or constructive dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends or constructive dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition or the period that you hold the common stock, more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

U.S. Holders

Payments of interest (including original issue discount and a payment in cash or common stock pursuant to a conversion of the New Securities) or constructive dividends, if any, made by us to certain non-corporate U.S. Holders, or payments of the proceeds of the sale or other disposition or retirement of the New Securities to certain noncorporate holders, may be subject to information reporting. Additionally, the U.S. federal backup withholding tax rules may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements (which will result in U.S. federal taxes being withheld on such amounts at the backup withholding rate then in effect). Any amounts so withheld will be allowed as a credit against the holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS. These rules may also apply to the payment of the exchange fee in connection with the exchange offer.

Non-U.S. Holders

In general, payments of principal, dividends and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “Non-U.S. Holders—Payments Made With Respect to the New Securities” are satisfied or you otherwise establish an exemption.

In general, payment of the proceeds from the sale of New Securities or common stock effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a Non-U.S. holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

(1)	an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

(2)	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest and constructive distributions on your New

Securities and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In general, payment of the proceeds from the sale of New Securities or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of New Securities or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of New Securities or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of New Securities or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of our restated certificate of incorporation, as amended, and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our restated certificate of incorporation, as amended, amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our restated certificate of incorporation, as amended, and amended and restated bylaws, see “Additional Information”.

Common Stock

We currently have authority to issue 250,000,000 shares of common stock, par value $0.01 per share. As of June 15, 2006, 86,428,824 shares of our common stock were outstanding.

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Our restated certificate of incorporation, as amended, provides that, unless otherwise provided by applicable law or our restated certificate of incorporation, as amended, on any matter submitted to stockholders for a vote which was approved by the affirmative vote of less than two-thirds of our directors then on our board of directors, or by less than two-thirds of the directors on a committee of our board of directors if the matter was approved by the committee, then approval requires the affirmative vote of two-thirds of our outstanding shares if the matter is one that would otherwise require under Delaware law the affirmative vote of a majority of our outstanding shares or, for all other matters, two-thirds of the shares voting at the meeting called for the vote on the matter. Any change to our amended and restated bylaws requires a two-thirds vote of our outstanding shares of common stock.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of The PMI Group. Upon liquidation, dissolution or winding up of The PMI Group, the holders of our common stock are entitled to receive pro rata the assets of The PMI Group that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Share Purchase Rights Plan

We have adopted a preferred share purchase rights plan. Under the rights plan, we will issue one right to purchase one one-hundredth of a share of a series of our preferred stock with respect to each share of common stock that is issued. However, rights issued under the rights plan will not be exercisable initially. The rights will trade with our common stock and no certificates will be issued until certain triggering events occur. The rights plan has a 10-year term from January 26, 1998, but our board of directors will review the merits of redeeming or continuing the rights plan not less than once every three years. Rights issued under the plan will be exercisable only if a person or group acquires 10% or more of our stock or announces a tender offer for 10% or more of our common stock. If a person or group acquires 10% or more of our common stock, all rightholders except the buyer will be entitled to acquire our common stock at a discount and under certain circumstances to acquire shares of the acquiring company at a discount. The rights plan contains an exception that would allow passive institutional investors to acquire up to a 15% ownership interest before the rights would become exercisable.

Preferred Stock

Our restated certificate of incorporation, as amended, authorizes us to issue 5,000,000 shares of preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors.

Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

The board’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

No shares of our preferred stock are currently issued and outstanding.

Statutory Provisions Addressing Business Combinations

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the stockholder became an interested stockholder, unless:

•	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in that person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee stock plans; or

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of our outstanding voting stock, excluding the stock owned by the interested stockholder.

A “business combination” includes a merger or consolidation, asset sale or other transaction resulting, directly or indirectly, in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than us and any direct or indirect majority owned subsidiary of ours, who:

•	is the owner of 15% or more of any class of our outstanding voting stock; or

•	is an affiliate or associate of ours and was the owner of 15% or more of any class of our outstanding voting stock at any time within the preceding three years including the affiliates or associates of that person.

Section 203 of the Delaware General Corporation Law expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation.

Exchanges, Transfer Agent and Registrar

Our common stock is listed on the New York Stock Exchange and the NYSE Arca. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

VALIDITY OF SECURITIES

The validity of the New Securities and the shares of common stock issuable upon conversion of the New Securities are being passed upon for The PMI Group by Sullivan & Cromwell LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of The PMI Group, Inc. appearing in The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, and the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries for the year ended December 31, 2005 appearing therein and the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, management’s assessment and the financial statements of PMI Mortgage Insurance Ltd are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-4 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The PMI Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Our Current Reports on Form 8-K and 8-K/A dated February 7, 2006, February 15, 2006, February 22, 2006, May 18, 2006 and June 12, 2006;

•	The description of our Common Stock, filed in our Form 8-A dated April 5, 1995, and any amendment or report for the purpose of updating such description;

•	The description of our Senior A Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock), filed in our Form 8-A dated February 2, 1998, and any amendment or report for the purpose of updating such description; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the expiration date of this exchange offer.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President, Investor Relations, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878.

The exchange agent for the exchange offer is:

The Bank of New York Trust Company, N.A.

By Facsimile (Eligible Institutions only):	By Mail, Hand or Overnight Delivery:
(212) 298-1915	The Bank of New York Trust Company, N.A.
By Telephone:	Corporate Trust Operations
(212) 815-3738	Reorganization Unit
101 Barclay Street—Floor 7E
New York, NY 10286
Attention: Evangeline Gonzalez

Questions, requests for assistance and requests for additional copies of this prospectus, the related letter of transmittal and the notice of guaranteed delivery may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

The dealer manager for the exchange offer is:

Banc of America Securities LLC

9 West 57th Street, 29th Floor

New York, New York 10019

(212) 933-2200 (collect)

(888) 583-8900 ext. 2200 (U.S. toll free)

Attention: Convertibles Department

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or, if there are no disinterested directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145. The Registrant maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article V of the By-laws of the Registrant provides, subject to the satisfaction of certain conditions, for indemnification of the directors and officers of the Registrant to the fullest extent permitted by law, as now in effect or later amended. In addition, the By-laws provide for indemnification against expenses incurred by a director or officer to be paid by the Registrant in advance of the final disposition of such action, suit or proceeding; provided, however, that if required by the Delaware General Corporation Law, an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Registrant. The By-laws further provide for a contractual cause of action on the part of directors and officers of the Registrant with respect to indemnification claims which have not been paid by the Registrant.

The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify such persons against all expenses (including attorneys’ fees and amounts paid in settlement), judgments, fines and penalties which are actually incurred in connection with any threatened, pending or completed action, suit or other proceeding (including an action by or in the right of the Registrant) to which such person is, was or is threatened to be made a party, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by applicable law and the Registrant’s Restated Certificate of Incorporation and By-laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Article Nine of the Registrant’s Restated Certificate of Incorporation limits to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may have been amended, the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for a breach of their fiduciary duty as directors. Section 102(b)(7) of the Delaware General Corporation Law currently provides that such provisions do not eliminate or limit the liability of a director (i) for a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law), or (iv) for any transaction from which the director derived an improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules

1.1*	Form of Dealer Manager Agreement.

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (No. 33-88542)).

4.2	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (No. 33-88542)).

4.3	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (No. 001-13664)).

4.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (No. 001-13664)).

4.5	Rights Agreement, (including form of rights certificate and certificate of designations) dated as of January 26, 1998, between the Registrant and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on February 2, 1998 (No. 001-13664)).

4.6	Indenture relating to the Old Securities dated as of July 16, 2001 between The PMI Group, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on July 18, 2001 (File No. 001-13664)).

4.7	First Supplemental Indenture dated as of May 28, 2003, to the Indenture relating to the Old Securities, dated as of July 16, 2001, between The PMI Group, Inc. and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.24 to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 (File No. 001-13664)).

4.8*	Form of Indenture relating to the New Securities between The PMI Group, Inc. and The Bank of New York Trust Company, N.A., as Trustee thereunder.

4.9	Form of Senior Note relating to the Old Securities (included in Exhibit 4.6).

4.10*	Form of Senior Note relating to the New Securities (included in Exhibit 4.8).

5.1*	Opinion of Sullivan & Cromwell LLP.

8.1*	Tax Opinion of Sullivan & Cromwell LLP.

12.1*	Statement re Computation of Ratios of Earnings to Fixed Charges.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consents of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.1).

24.1		Power of Attorney (included on the signature page hereof).

25.1	*	Statement of Eligibility of Trustee.

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.3	*	Form of Letter to Clients.

99.4	*	Form of Notice of Guaranteed Delivery.

99.5	*	Form of Exchange Agent Agreement.

*	Filed herewith.

Item 22.	Undertakings

(a) The undersigned registrant (the “Registrant”) hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on the 30th day of June, 2006.

THE PMI GROUP, INC.

By:	/S/ L. STEPHEN SMITH
L. Stephen Smith President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint L. Stephen Smith, Victor J. Bacigalupi and Donald P. Lofe, Jr., and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/S/ W. ROGER HAUGHTON W. Roger Haughton	Chairman of the Board	June 30, 2006

/S/ L. STEPHEN SMITH L. Stephen Smith	Director, President and Chief Executive Officer (Principal Executive Officer)	June 30, 2006

/S/ DONALD P. LOFE, JR. Donald P. Lofe, Jr.	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	June 30, 2006

/S/ THOMAS H. JETER Thomas H. Jeter	Vice President, Controller and Assistant Secretary (Principal Accounting Officer)	June 30, 2006

/S/ MARIANN BYERWALTER Mariann Byerwalter	Director	June 30, 2006

/S/ DR. JAMES C. CASTLE Dr. James C. Castle	Director	June 30, 2006

/S/ CARMINE GUERRO Carmine Guerro	Director	June 30, 2006

Signature	Title	Date

/S/ WAYNE E. HEDIEN Wayne E. Hedien	Director	June 30, 2006

/S/ LOUIS G. LOWER II Louis G. Lower II	Director	June 30, 2006

/S/ RAYMOND L. OCAMPO, JR. Raymond L. Ocampo, Jr.	Director	June 30, 2006

/S/ JOHN D. ROACH John D. Roach	Director	June 30, 2006

/S/ DR. KENNETH T. ROSEN Dr. Kenneth T. Rosen	Director	June 30, 2006

/S/ STEVEN L. SCHEID Steven L. Scheid	Director	June 30, 2006

/S/ JOSÉ H. VILLAREAL José H. Villareal	Director	June 30, 2006

/S/ MARY LEE WIDENER Mary Lee Widener	Director	June 30, 2006

/S/ RONALD H. ZECH Ronald H. Zech	Director	June 30, 2006